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                             PARTICIPATION AGREEMENT

                         dated as of September 25, 1996

                                      among

                              STATION CASINOS, INC.
                                   as Lessee,

                    THE PERSONS LISTED ON SCHEDULE I HERETO,
                                   as Holders,

                                       and

                     FIRST SECURITY TRUST COMPANY OF NEVADA,
                  not in its individual capacity, but solely as
                              as Lessor and Trustee


               Acquisition Financing for Equipment Associated with
              Sunset Station Hotel and Casino, in Henderson, Nevada


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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE 1

DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2

EFFECTIVENESS; ACQUISITION AND LEASE; GENERAL PROVISIONS . . . . . . . . .   2
     2.1  Effectiveness of Agreement . . . . . . . . . . . . . . . . . . .   2
     2.2  Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.3  Yield; Return of Investment  . . . . . . . . . . . . . . . . . .   5
     2.4  Procedures for Advance; Use of Proceeds  . . . . . . . . . . . .   6
     2.5  Postponement of Advance  . . . . . . . . . . . . . . . . . . . .   7
     2.6  Obligations Several  . . . . . . . . . . . . . . . . . . . . . .   8
     2.7  Timing of Advance to the Trustee and Payments to the Holders . .   8
     2.8  Holders' Instructions to Trustee . . . . . . . . . . . . . . . .   9
     2.9  Computations . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     2.10  Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . .   9
     2.11  Records . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     2.12  Legal and Tax Representation  . . . . . . . . . . . . . . . . .  10

ARTICLE 3

CONDITIONS TO ADVANCE  . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.1  Advance Date . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.2  Amortization Schedule  . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE 4

REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . .  12
     4.1  Representations and Warranties of Lessee . . . . . . . . . . . .  12
     4.2  Representations and Warranties of Each Holder. . . . . . . . . .  18
     4.3  Representations and Warranties of the Trustee. . . . . . . . . .  19

ARTICLE 5

COVENANTS OF LESSEE. . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     5.1  Further Assurances . . . . . . . . . . . . . . . . . . . . . . .  21
     5.2  Consolidation, Merger. . . . . . . . . . . . . . . . . . . . . .  21
     5.3  Payment of Taxes and Other Potential Liens . . . . . . . . . . .  21
     5.4  Preservation of Existence. . . . . . . . . . . . . . . . . . . .  21
     5.5  Maintenance of Properties. . . . . . . . . . . . . . . . . . . .  22
     5.6  Maintenance of Insurance . . . . . . . . . . . . . . . . . . . .  22
     5.7  Compliance With Laws . . . . . . . . . . . . . . . . . . . . . .  22
     5.8  Inspection Rights. . . . . . . . . . . . . . . . . . . . . . . .  22
     5.9  Keeping of Records and Books of Account. . . . . . . . . . . . .  22
     5.10  Compliance With Agreements. . . . . . . . . . . . . . . . . . .  22
     5.11  Hazardous Materials Laws. . . . . . . . . . . . . . . . . . . .  23





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     5.12  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     5.13  Financial and Other Information . . . . . . . . . . . . . . . .  23
     5.14  Securities. . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     5.15  Sublease. . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     5.16  Financial Covenants . . . . . . . . . . . . . . . . . . . . . .  26
     5.17  Final Appraisal . . . . . . . . . . . . . . . . . . . . . . . .  27
     5.18  Completion. . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     5.19  Value of Equipment. . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 6

COVENANTS OF TRUSTEE AND HOLDERS . . . . . . . . . . . . . . . . . . . . .  28
     6.1  Covenants of Trustee and the Holders . . . . . . . . . . . . . .  28
     6.2  Restrictions On and Effect of Transfer . . . . . . . . . . . . .  29
     6.3  Covenants and Agreements of Holders. . . . . . . . . . . . . . .  32
     6.4  Required Transfers . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 7

GENERAL INDEMNITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     7.1  General Indemnification. . . . . . . . . . . . . . . . . . . . .  33
     7.2  Increased Commitment Costs . . . . . . . . . . . . . . . . . . .  36
     7.3  Eurodollar Costs and Related Matters . . . . . . . . . . . . . .  37
     7.4  Excessive Use Indemnity. . . . . . . . . . . . . . . . . . . . .  41
     7.5  Indemnification of Trust Company . . . . . . . . . . . . . . . .  41


ARTICLE 8

GENERAL TAX INDEMNITY  . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     8.1  General Tax Indemnity. . . . . . . . . . . . . . . . . . . . . .  42
     8.2  Exclusions from General Tax Indemnity. . . . . . . . . . . . . .  43
     8.3  Contests . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     8.4  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     8.5  Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     8.6  Withholding Tax Exemption. . . . . . . . . . . . . . . . . . . .  47
     8.7  Tax Character of Transaction . . . . . . . . . . . . . . . . . .  47
     8.8  Tax Savings. . . . . . . . . . . . . . . . . . . . . . . . . . .  48

ARTICLE 9

MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     9.1  Cumulative Remedies; No Waiver . . . . . . . . . . . . . . . . .  49
     9.2  Costs, Expenses and Taxes. . . . . . . . . . . . . . . . . . . .  50
     9.3  Nature of Holders' Obligations . . . . . . . . . . . . . . . . .  50
     9.4  Survival of Representations and Warranties . . . . . . . . . . .  51
     9.5  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     9.6  Execution of Operative Documents . . . . . . . . . . . . . . . .  51
     9.7  No Third Parties Benefited . . . . . . . . . . . . . . . . . . .  51
     9.8  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . .  52
     9.9  Integration. . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     9.10  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .  53
     9.11  Severability of Provisions. . . . . . . . . . . . . . . . . . .  53





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     9.12  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     9.13  Time of the Essence . . . . . . . . . . . . . . . . . . . . . .  53
     9.14  Gaming Boards . . . . . . . . . . . . . . . . . . . . . . . . .  53
     9.15  Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     9.16  Release of Lien . . . . . . . . . . . . . . . . . . . . . . . .  54
     9.17  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
     9.18  Waiver of Right to Trial by Jury. . . . . . . . . . . . . . . .  55
     9.19  Purported Oral Amendments . . . . . . . . . . . . . . . . . . .  55



SCHEDULE I         HOLDER COMMITMENTS
SCHEDULE II        NOTICE INFORMATION, FUNDING OFFICES, AND WIRE INSTRUCTIONS
SCHEDULE III       RECORDINGS, FILINGS AND REGISTRATIONS
SCHEDULE IV        AMORTIZATION SCHEDULE
SCHEDULE V         EQUIPMENT CATEGORIES
SCHEDULE VI        DISCLOSURE MATTERS

APPENDIX I         DEFINITIONS

EXHIBIT A          FORM OF LEASE
EXHIBIT B          FORM OF SUBLEASE
EXHIBIT C          FORM OF TRUST AGREEMENT
EXHIBIT D          FORM OF SUBLEASE ASSIGNMENT
EXHIBIT E          FORM OF CONSENT TO SUBLEASE ASSIGNMENT
EXHIBIT F          FORM OF ADVANCE REQUEST
EXHIBIT G          FORM OF BILL OF SALE
EXHIBIT H          FORM OF CERTIFICATE OF ACCEPTANCE
EXHIBIT I          FORM OF INVESTOR'S LETTER
EXHIBIT J          FORM OF PURCHASE ORDER ASSIGNMENT
EXHIBIT K          FORM OF OPINION OF COUNSEL TO LESSEE AND SUBLESSEE
EXHIBIT L          FORM OF OPINION OF NEVADA COUNSEL TO LESSEE AND SUBLESSEE




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

                             PARTICIPATION AGREEMENT


          This PARTICIPATION AGREEMENT (this "AGREEMENT"), dated as of September 25, 1996, is entered into by and among STATION CASINOS, INC., a Nevada corporation, as Lessee; FIRST SECURITY TRUST COMPANY OF NEVADA, not in its individual capacity, except as expressly stated herein, but solely as Lessor and Trustee; and the Persons listed on SCHEDULE I hereto, as Holders;


                              W I T N E S S E T H:

          WHEREAS, pursuant to the terms of the Lease, Lessor will lease to Lessee, and Lessee will lease from Lessor, the Equipment on a "lease intended for security" basis; and

          WHEREAS, simultaneously therewith, Lessee shall sublease the Equipment to the Sublessee on a "true lease" basis; and

          WHEREAS, Lessee will apply Advances from the Trust to finance the acquisition of the Equipment subject to the terms of the Lease; and

          WHEREAS, Holders are willing, on the terms and conditions hereinafter set forth (including ARTICLE III), to provide financing to Lessor in an aggregate principal amount not to exceed the Commitment Amount to fund payment of Equipment Costs; and

          WHEREAS, to secure such financing by the Holders, the Holders will have the benefit of a Lien from the Lessee of all of its right, title and interest to the Equipment and the Sublease;

          NOW, THEREFORE, in consideration of the mutual terms and conditions herein contained, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

          Unless the context shall otherwise require, capitalized terms used but not defined herein (including those used in the foregoing recitals) shall have the meanings specified in APPENDIX 1 hereto for all purposes hereof; and the rules of interpretation set forth in APPENDIX 1 hereto shall apply to this Agreement.

                                    ARTICLE 2

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            EFFECTIVENESS; ACQUISITION AND LEASE; GENERAL PROVISIONS

     SECTION 2.1 EFFECTIVENESS OF AGREEMENT. This Agreement shall become effective on the date on which all of the following conditions precedent shall have been satisfied or waived by the applicable parties (the "CLOSING DATE"):

          2.1.1 AUTHORIZATION, EXECUTION AND DELIVERY OF THE OPERATIVE DOCUMENTS. Each of the Operative Documents shall have been duly authorized, executed and delivered by each of the parties thereto, and shall be in full force and effect. No Default or Event of Default shall exist under any of the Operative Documents to which Lessee or the Sublessee is a party (either before or after giving effect to the transactions contemplated by the Operative Documents).

          2.1.2 ARTICLES OF INCORPORATION, BYLAWS, CORPORATE RESOLUTIONS AND CERTIFICATES OF GOOD STANDING. Trustee and each Holder shall have received from each of Lessee and the Sublessee;

               (a) certificates of existence and good standing issued by the Secretary of State of the State of Nevada, each dated within thirty Business Days of the Closing Date;

               (b) copies of the respective articles of incorporation and by-laws certified to be true and correct by a Responsible Official of Lessee and the Sublessee, respectively; and


               (c) certificates of the Secretary or Assistant Secretary of each of Lessee and Sublessee certifying as to (A) the resolutions of the Board of Directors duly authorizing the execution, delivery and performance by Lessee and Sublessee, respectively, of each Operative Document to which they are or will be a party, (B) the incumbency and signature of persons authorized to execute and deliver such documents and agreements on behalf of Lessee and Sublessee, respectively and
          (C) the accuracy of all representations and warranties and absence of Defaults.

          2.1.3 NO MATERIAL ADVERSE EFFECT. Since June 30, 1996, there shall not have occurred any Material Adverse Effect.

          2.1.4 OPINIONS OF COUNSEL. Trustee and each Holder shall have received the legal opinions set forth below, each dated as of the Closing Date and addressed to Trustee and each Holder:

               (a) from Milbank, Tweed, Hadley & McCloy, counsel to Lessee and Sublessee, as to the matters set forth in the form of EXHIBIT K; and

               (b) Schreck, Jones, Bernhard, Woloson & Godfrey, Nevada counsel to Lessee and Sublessee, as to the matters set forth in the form of EXHIBIT L.

          2.1.5 FINANCIAL STATEMENTS. Trustee and each Holder shall have received copies of the consolidated financial statements of the Lessee and its consolidated Subsidiaries for the last fiscal quarter ended June 30, 1996, together with a statement or certificate from the Chief Financial Officer, Controller or Treasurer of the Lessee to the effect that (i) such financial statements are true, complete and correct and (ii) no event or circumstance affecting the Lessee and its consolidated Subsidiaries shall have occurred since the date of such financial statements which could reasonably be expected to constitute a Material Adverse Effect.

          2.1.6 PAYMENT OF FEES. The upfront fee and any other fees payable to each Holder in the amount set forth in the letter dated August 28, 1996 from the Arranger to each Holder and the arrangement fee payable to the Arranger pursuant to the Arranger Fee Letter shall have been paid.

          2.1.7 SECURED CREDIT AGREEMENT. The Secured Credit Agreement shall have been (or shall concurrently be) executed and delivered by each of the parties thereto.

          2.1.8 INTERCREDITOR AGREEMENT. The Intercreditor Agreement shall have been (or shall concurrently be) executed and delivered by each of the parties thereto and shall be in form and substance satisfactory to the Holders.

          2.1.9 TRUSTEE'S CERTIFICATE. Lessee and each Holder shall have received a certificate of an authorized officer of the Trust Company certifying as to (i) the due authorization of the execution, delivery and performance by the Trust Company of each Operative Document to which it is or will be a party, (ii) its articles of incorporation, certified as of a recent date by an appropriate officer of Trust Company, (iii) its by-laws and (iv) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party.

          2.1.10 SUBLEASE. The Sublease shall have been (or shall concurrently be) executed and delivered by Lessee and Sublessee, and the same shall have been assigned to the Trustee with the original thereof delivered to the Trustee.

          2.1.11 CONSENT TO SUBLEASE ASSIGNMENT. The Consent to Sublease Assignment shall have been (or shall concurrently be) executed by Sublessee and delivered to the Trustee.

          2.1.12 PRELIMINARY APPRAISAL REPORT. The Trustee and each Holder shall have received the Preliminary Appraisal Report.

          2.1.13 CERTIFICATES. Each Holder shall have received a Certificate setting forth the Commitment of such Holder.

          2.1.14 FILINGS AND RECORDINGS. All filings, registrations and recordings set forth on SCHEDULE III shall have been made, or shall have been arranged to be made promptly thereafter, in the appropriate places or offices and all fees and taxes with respect to any recordings, filings or registrations made pursuant to this SECTION 2.1.14 shall have been paid in full, and satisfactory evidence thereof shall have been delivered to Trustee and each Holder, or arrangements for such payment shall have been made to the satisfaction of Trustee and each Holder.

          2.1.15 SEARCHES. Trustee and each Holder shall have received a report, as of a current date, prepared by a search company reasonably satisfactory to Trustee and each Holder, of judgment liens, tax liens, Uniform Commercial Code filings and other encumbrances of record with respect to Lessee and Sublessee with the applicable filing offices in the State of Nevada, and such report shall show no Liens other than Permitted Encumbrances on or affecting the Equipment.

          2.1.16 INSURANCE. Trustee and each Holder shall have received evidence of each of the insurance policies required to be maintained pursuant to the Lease, setting forth the respective coverages, limits of liability, carrier, policy number and period of coverage, accompanied by affidavits, certificates, paid bills or other documents evidencing that all premium payments are current.

          2.1.17 SATISFACTORY LEGAL FORM. All documents executed or submitted pursuant hereto by or on behalf of the Lessee and Sublessee shall be satisfactory in form and substance to Trustee and each Holder and their respective counsel; Trustee and each Holder, and their respective counsel shall have received all information, approvals, opinions, documents or instruments as Trustee and each Holder, and their respective counsel may reasonably request.

          2.1.18 TRANSACTION COSTS. Lessee shall have paid all Transaction Costs invoiced to it at least two Business Days prior to the Closing Date to the parties to whom such Transaction Costs are payable. Such payment shall be made by wire transfer of immediately available funds.

     SECTION 2.2 ADVANCES. Subject to the terms and conditions hereinafter set forth, and in reliance on the representations and warranties contained herein or made pursuant hereto, upon receipt of an Advance Request, on the Advance Date each Holder shall finance a portion of the applicable Advance by making an advance to the Trustee (in accordance with the Trustee's payment instructions set forth on SCHEDULE II) by remitting to the Trustee an amount (each, a "CERTIFICATE ADVANCE") in immediately available funds equal to such Holder's Commitment Percentage of the aggregate amount of the Advance. Each Certificate Advance shall be evidenced by the Certificate delivered to each Holder on the Closing Date. Notwithstanding any other provision hereof, no Holder shall be permitted or required to fund any Certificate Advance to the extent that, after giving effect thereto, the aggregate amount advanced would exceed such Holder's Commitment, and the aggregate original principal amount of all Certificate Advances made since the Closing Date would exceed the Commitment Amount. No amounts paid or prepaid with respect to the Certificate Advances may be readvanced.

     SECTION 2.3  YIELD; RETURN OF INVESTMENT.

          2.3.1 The amount of the Certificate Advances outstanding from time to time shall accrue Yield at the Applicable Yield Rate. If all or any portion of the Certificate Advances, any Yield payable thereon or any other amount payable hereunder shall not be paid when due (whether at stated maturity, acceleration thereof or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Default Rate.

          2.3.2 Each Certificate Advance shall be an Alternate Base Rate Certificate Advance from the date when made through the next following Eurodollar Period Commencement Date, at which time it shall automatically convert into a Eurodollar Rate Certificate Advance. Each such Eurodollar Rate Certificate Advance shall automatically convert at the end of its Eurodollar Period into another Eurodollar Rate Loan; PROVIDED that any Eurodollar Rate expiring on or after July 1, 2000 for which Lessee has not designated a Eurodollar Period of one (1) or two (2) months shall automatically convert at the end of its Eurodollar Period into an Alternate Base Rate Certificate Advance.

          2.3.3 The Trustee shall notify the Holders and Lessee of the Applicable Yield Rate in effect from time to time.

          2.3.4 The Trustee shall distribute, in accordance with the Trust Agreement, Periodic Rent and all other amounts due with respect to the Certificate Advances paid to the Trustee by the Lessee under the Lease from time to time.

          2.3.5 During the Commitment Period, Yield shall accrue on outstanding Certificate Advances and shall be paid on each Payment Date during the Commitment Period.

          2.3.6 During the Base Period, Yield shall accrue on outstanding Certificate Advances and shall be paid on each Payment Date.


          2.3.7 The outstanding aggregate Certificate Advances shall be repaid according to the Amortization Schedule set forth in Schedule IV in accordance with SECTION 3.2.

     SECTION 2.4  PROCEDURES FOR ADVANCE; USE OF PROCEEDS.

          2.4.1 REQUEST. With respect to the funding of each Advance, Lessee shall deliver to the Trustee, not later than 10:00 a.m., San Francisco time, three Business Days prior to the proposed Advance Date, an irrevocable written notice substantially in the form of EXHIBIT E (an "ADVANCE REQUEST"), specifying (i) the proposed Advance Date, (ii) the total Equipment Cost for the items of Equipment being (or to be) acquired,
     (iii) the portion of such Advance to be applied to Equipment Costs for each item of Equipment being (or to be) acquired, (iv) the nature (initial vendor deposit, vendor progress payment, vendor final invoice payment or Charges) for the portion of such Advance to be applied to Equipment

     Costs for each item of Equipment being (or to be) acquired,
     (v) identifying each item of Equipment being (or to be) acquired and setting forth its Category of Equipment and (vi) wire instructions for the disbursement of funds.

          2.4.2 FUNDING - EQUIPMENT PURCHASED. On each scheduled Advance Date, unless Section 2.4.3 applies, upon (i) receipt by Trustee of all amounts to be paid by the Holders pursuant to SECTION 2.2 and (ii) satisfaction or waiver of each of the conditions set forth in SECTION 3.1, (A) Lessor shall purchase the Equipment described in the related Advance Request, and Lessee shall deliver a Purchase Order Assignment or Lessee or a vendor shall deliver a Bill of Sale conveying to Lessor, as collateral security, all of such Person's right, title and interest in such Equipment,
     (B) Lessee shall lease such Equipment from the Lessor pursuant to the Lease, (C) Lessee shall sublease such Equipment to the Sublessee pursuant to the Sublease, and (D) Trustee shall pay to Lessee (or such Person as Lessee may direct), from funds made available by the Holders pursuant to
     SECTION 2.2, the amount specified in such Advance Request in immediately available funds remitted by wire transfer in accordance with such Advance Request.

          2.4.3  FUNDING - EQUIPMENT TO BE PURCHASED.  On each scheduled
     Advance Date if the Advance Request states that any part of the requested Advance will be used for vendor deposits or vendor progress payments relating to Equipment to be acquired at a later date, (i) the conditions precedent set forth in Sections 3.1.8 and 3.1.9 shall not apply and (ii) the Bill of Sale or Purchase Order Assignment and Certificate of Acceptance described in such Sections and the matters described in clauses (A), (B) and (C) of Section 2.4.2 shall occur as of such later date when the Equipment is so acquired. If Lessee fails to deliver a Certificate of Acceptance with respect to any item of Equipment for which an Advance has been made under this Section 2.4.3, Lessee shall on demand of Lessor purchase such item of Equipment from Lessor for the aggregate amount so advanced by Lessor and any other costs or obligations incurred by Lessor in connection therewith plus all accrued and unpaid Interim Rent with respect to such item of Equipment.

          2.4.4 NUMBER, AMOUNT AND DATES OF ADVANCES. There shall not be more than one Advance in any calendar month. Each Advance shall be in an amount of no less than $5,000,000 or the remaining available Commitment. No Advance shall be made on or after the Outside Delivery Date, or such earlier date as the Commitments are terminated, and no Advance may occur when the Commitments are suspended.

          2.4.5 USE OF PROCEEDS. Proceeds from all Certificate Advances shall be used solely for the purpose of funding Equipment Costs.

     SECTION 2.5 POSTPONEMENT OF ADVANCE. If the Holders make a Certificate Advance requested pursuant to an Advance Request and the conditions precedent to such Advance have not been satisfied on the date specified in such Advance Request and as a result no Advance is then made to Lessee, the Lessee shall pay to the Trustee, for the benefit of each Holder, interest on the amount funded by each Holder at a rate equal to the sum of the Alternate Base Rate plus the Alternate Base Rate Margin (determined as of the date of such funding) for the period from the date of each such Advance to the date such Advance is returned to such Holder or such Advance Date shall have occurred, less any interest earned by the Trustee on behalf of the Holders by investing such funded amounts. Trustee (or its assignee) shall not be required to invest such funds in interest-bearing investments, but Trustee (or its assignee) shall upon direction of Lessee (or, if an Event of Default exists, the Requisite Holders) invest such funds in short term money market instruments at the written authorization and direction of Lessee (or if an Event of Default exists, the Requisite Holders), to the extent it is practicably able to do so. The Trustee shall provide a written statement of any such investments to the Holders reasonably promptly thereafter. Such interest shall be due and payable by the Lessee upon the occurrence of such postponed Advance Date or upon return of such funds to the Holders. Such payment of interest shall be an additional condition precedent to the postponed Advance Date. If any Advance Date shall not have occurred by the third Business Day following the Advance
Date in respect thereof, then all such interest shall be due and payable on such date, and the Trustee shall refund to each Holder all amounts funded by such Holder and all accrued interest allocable to such Holder. No additional Advance Request shall be required if an Advance Date is postponed and thereafter consummated.

     SECTION 2.6 OBLIGATIONS SEVERAL. The obligations of the Holders herein or elsewhere in the Operative Documents shall be several and not joint; and, no party shall be liable or responsible for the acts or defaults of any other party hereunder or under any other Operative Document.

     SECTION 2.7  TIMING OF ADVANCE TO THE TRUSTEE AND PAYMENTS TO THE HOLDERS.

          2.7.1 TIMING OF ADVANCES TO TRUSTEE. Subject to timely delivery of an Advance Request and the other terms and conditions of the Operative Documents, each Holder shall make its Commitment Percentage of the requested Advance available to the Trustee by 1:00 p.m., San Francisco time, on the requested Advance Date, and the Trustee will forward any such amounts so received to the Lessee, not later than 3:00 p.m., San Francisco time, on such Advance Date.

          2.7.2 PAYMENTS TO HOLDERS. Any payments received by the Trustee from or on behalf of the Lessee not later than 12:00 noon, San
     Francisco time, shall be paid by the Trustee to the Holders in immediately available funds no later than 3:00 p.m., San Francisco time, on the same day, and any payments received by the Trustee from or on behalf of the Lessee after 12:00 noon, San Francisco time, shall be paid by the Trustee to the Holders as soon after receipt as practicable, but not later than 11:00 a.m., San Francisco time, on the next succeeding Business Day. Rent and all other payments due to Trustee or any Holder under the Operative Documents shall be paid in immediately available funds, at its respective office specified in SCHEDULE II or at such other office as it may from time to time specify to the Trustee and Lessee in a notice pursuant hereto. All such payments shall be made to the Trustee (in its individual or trust capacity) or such Holder, as applicable, not later than 12:00 noon, San Francisco time, on the date due. Funds received after such time shall for all purposes of the Operative Documents be deemed to have been received on the next succeeding Business Day.

     SECTION 2.8 HOLDERS' INSTRUCTIONS TO TRUSTEE. By making its Advance pursuant to SECTION 2.2, each Holder agrees that such act shall constitute, without further act, (i) evidence that the conditions precedent to such Advance applicable to such Holder set forth in ARTICLE III have been satisfied or waived and (ii) authorization and direction by such Holder to Trustee to make a corresponding Certificate Advance pursuant to Section 2.2.

     SECTION 2.9  COMPUTATIONS.

          2.9.1 DETERMINATION OF THE YIELD RATE. All computations of accrued amounts pursuant to the Operative Documents shall be made on the basis of actual number of days elapsed in a 360-day year.

          2.9.2 DOLLARS. All payments required to be made by the Lessee or the Trustee, including any Advance or payment of Rent, shall be made only in Dollars in immediately available funds.

     SECTION 2.10 COMMITMENT FEE. Lessee agrees to pay to the Trustee for the account of each Holder, for the period (including any portion thereof when its Commitment is suspended by reason of the Lessee's inability to satisfy any condition of ARTICLE III) commencing on the Closing Date and continuing through the Outside Delivery Date, a commitment fee at a per annum rate equal to 0.375% of the average daily unused portion of each such Holder's Commitment. The commitment fee shall be payable by the Lessee in arrears on each Quarterly Payment Date, commencing with the first such day following the Closing Date, and on the date on which the Commitment shall terminate.

     SECTION 2.11 RECORDS. Each Holder is hereby authorized to record the date and amount of each Certificate Advance advanced by it, each continuation thereof, and the date and amount of each payment or prepayment thereof, on the schedule annexed to and constituting a part of its Certificate, and any such recordation shall constitute PRIMA FACIE evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation or any error in such recordation shall not affect the Trustee's obligations under the Operative Documents or under such Certificate.

     SECTION 2.12 LEGAL AND TAX REPRESENTATION. Lessee and Sublessee acknowledge and agree that neither Trustee nor any Holder has made any representation or warranty concerning the tax, accounting or legal characteristics of the Lease or any of the other Operative Documents, and that Lessee and Sublessee have obtained and relied on such tax, accounting and legal advice regarding the Lease and the other Operative Documents as it deems appropriate. Each of Trustee and each Holder acknowledges and agrees that it has obtained and relied on the Operative Documents and the various items delivered in connection therewith, and on such tax, accounting and legal advice regarding the Lease and the other Operative Documents as it deems appropriate without reliance on Trustee, Arranger or any other Holder.


                                    ARTICLE 3

                             CONDITIONS TO ADVANCES

     SECTION 3.1 ADVANCE DATE. The obligation of the Trustee and each Holder to perform their respective obligations on each Advance Date shall be subject to the fulfillment to the satisfaction of, or the waiver in writing by, Trustee and each Holder of the conditions precedent set forth in this
SECTION 3.1 on or before each Advance Date (except that the obligation of any party hereto shall not be subject to the performance or compliance of such party or of any of such party's Affiliates).

          3.1.1 ADVANCE REQUEST. With respect to any Advance, Trustee and each Holder shall have received, at least three Business Days before each Advance Date, an Advance Request duly executed by Lessee, in accordance with SECTION 2.4. Each of the delivery of an Advance Request and the acceptance by the Lessee of the proceeds of such Advance shall constitute a representation and warranty by Lessee that on the date of such Advance (both immediately before and after giving effect to such Advance and the application of the proceeds thereof) the statements made in SECTION 3.1.3 and in such Advance Request, are true and correct.

          3.1.2 FUNDING. Each Holder shall have funded the full amount to be funded by such Holder on such Advance Date as described in ARTICLE II.

          3.1.3 ACCURACY OF REPRESENTATIONS AND WARRANTIES, NO DEFAULT, ETC. On such Advance Date, the following statements shall be true and correct:

               (a) All of the representations and warranties of Lessee, Sublessee and Trustee contained herein and in each of the other Operative Documents are true and correct on and as of such Advance Date in all material respects as though made on and as of that date, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date; and

               (b) No Default or Event of Default then exists and no Event of Default (as such term is defined in the Secured Credit Agreement) then exists under the Secured Credit Agreement.

          3.1.4 APPRAISAL REPORT CONFIRMATION. Trustee and each Holder shall have received and each Holder shall have approved, at least five (5) Business Days prior to the date of the Advance, an Appraisal Report Confirmation with respect to the Equipment financed with the Advance made on that Advance Date.

          3.1.5 GOVERNMENTAL APPROVALS, PERMITS, CONSENTS, ETC. Trustee and each Holder shall have received copies of all material permits, approvals or consents by all Governmental Agencies required for or in connection with the use and operation of the Equipment and the transactions provided for in this Agreement, together with all supporting documents and materials reasonably requested by any Holder.

          3.1.6 THIRD PARTY APPROVALS. All third party approvals necessary in the reasonable opinion of the Trustee and the Holders for the operation and use of the Equipment and for Lessee and Sublessee to perform its obligations with respect to the Lease and Sublease shall have been obtained.

          3.1.7 SATISFACTORY LEGAL FORM. All documents executed or submitted pursuant to this Section 3.1 by or on behalf of the Lessee and Sublessee shall be satisfactory in form and substance to Trustee and each Holder and their respective counsel.

          3.1.8 TRANSACTION COSTS. Lessee shall have paid all Transaction Costs invoiced to it at least two Business Days prior to the Advance Date to the parties to whom such Transaction Costs are payable. Such payment shall be made by wire transfer of immediately available funds.

          3.1.9 BILL OF SALE OR PURCHASE ORDER ASSIGNMENT. Lessee shall have delivered to Trustee a fully-executed Bill of Sale or Purchase Order Assignment (as applicable) with respect to the items of Equipment identified in such Advance Request.

          3.1.10 CERTIFICATES OF ACCEPTANCE. Lessee and Sublessee shall have delivered to Trustee a fully-executed Certificate of Acceptance with respect to each item of Equipment identified in such Advance Request.

          3.1.11 ABSENCE OF MATERIAL ADVERSE EFFECT. Since June 30, 1996, no Material Adverse Effect shall have occurred.

          3.1.12 FURTHER ASSURANCES, ETC. Trustee and each Holder shall have received such other and further instruments, duly executed, acknowledged (if appropriate) and delivered, as Trustee and each Holder reasonably shall have requested in connection with such Advance and this Agreement.

          3.1.13 POST-APPRAISAL ADVANCES. Any Advance made subsequent to the date of the Final Appraisal must fund Equipment Costs for items of Equipment reflected in the Final Appraisal.

          SECTION 3.2 AMORTIZATION SCHEDULE. SCHEDULE IV sets forth the mandatory principal amortization schedule for the Certificate Advances (the "AMORTIZATION SCHEDULE"). Holders will receive aggregate payments on each Scheduled Principal Payment Date during the Base Period so as to cause all of the Certificate Advances to amortize in an amount on each such Scheduled Principal Payment Date equal to the product of (u) the percentage set forth opposite each such Scheduled Principal Payment Date on the Amortization Schedule and (v) Lessor's Cost. Each Certificate or Certificates evidencing a Holder's Commitment will amortize by an amount equal to the product of (w) the Commitment Percentage and (x) the aggregate amount payable to the Holders on such Scheduled Principal Payment Date pursuant to the preceding sentence.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.1 REPRESENTATIONS AND WARRANTIES OF LESSEE. Lessee represents and warrants to each of the other parties hereto, as of the Closing Date and as of the date of each Certificate Advance, as follows:

          4.1.1 EXISTENCE AND QUALIFICATION; POWER; COMPLIANCE WITH LAWS. Lessee is a corporation duly formed, validly existing and in good standing under the Laws of Nevada. Lessee is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification or registration necessary, EXCEPT where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Lessee has all requisite corporate or other organizational power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Operative Document to which it is a Party and to perform its Obligations. The chief executive offices of Lessee are located in Nevada. Lessee is in compliance with all Requirements of Laws applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, EXCEPT where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

          4.1.2 AUTHORITY; COMPLIANCE WITH OTHER AGREEMENTS AND INSTRUMENTS AND GOVERNMENT REGULATIONS. The execution, delivery and performance by Lessee of the Operative Documents to which it is a Party have been duly authorized by all necessary corporate or other organizational action, and do not and will not:

               (a) Require any consent or approval not heretofore obtained of any member, partner, director, stockholder, security holder or creditor of such Party;

               (b) Violate or conflict with any provision of such Party's charter, articles of organization or incorporation, operating agreement or bylaws, as applicable;

               (c) Result in or require the creation or imposition of any Lien upon or with respect to any property now owned or leased or hereafter acquired by such Party;

               (d) Violate any Requirement of Law applicable to such Party, subject to obtaining the authorizations from, or filings with, the Governmental Authorities described in SCHEDULE III;

               (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its property is bound or affected;

and Lessee is not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in
Section 4.1.2(e), in any respect that constitutes a Material Adverse Effect.

          4.1.3 NO GOVERNMENTAL APPROVALS REQUIRED. EXCEPT as previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery or (except as set forth in Schedule VI) performance by Lessee of the Operative Documents to which it is a Party. Lessee has no reason to believe that the authorizations from, or filings with, any Governmental Agency described in Schedule VI will not be accomplished on or before the dates specified in Schedule VI.

          4.1.4  FINANCIAL STATEMENTS.  Lessee has furnished to the Holders
     (a) the audited consolidated financial statements of Lessee and its Subsidiaries for the fiscal year ended March 31, 1996 and (b) the unaudited consolidated financial statements of Lessee and its Subsidiaries for the fiscal quarter ended June 30, 1996. The financial statements described in clauses (a) and (b) fairly present in all material respects the financial condition, results of operations and changes in financial position of Lessee, as of such dates and for such periods in conformity with GAAP, consistently applied.

          4.1.5 NO OTHER LIABILITIES; NO MATERIAL ADVERSE CHANGES. Lessee does not have any material liability or material contingent liability required under GAAP to be reflected or disclosed and not reflected or disclosed in the balance sheet described in Section 4.5(b), other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such balance sheet. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since June 30, 1996. As of any date subsequent to the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since the Closing Date.

          4.1.6 INTANGIBLE ASSETS. Lessee owns, or possesses the right to use pursuant to a written license agreement to the extent necessary in its business, all material trademarks, trade names, copyrights, patents, patent rights and other intangible assets that are used in the conduct of its business as now operated, and no such intangible asset, to the best knowledge of Lessee, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

          4.1.7 PUBLIC UTILITY HOLDING COMPANY ACT. Neither Lessee nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          4.1.8 LITIGATION. EXCEPT for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance as to which the insurance carrier has been notified and has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Lessee or any of its Subsidiaries of less than $2,000,000, (c) matters of an administrative nature not involving a claim or charge against Lessee or any of its Subsidiaries and (d) matters set forth in SCHEDULE VI, there are no actions, suits, proceedings or investigations pending as to which Lessee or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Lessee, threatened against or affecting Lessee or any of its Subsidiaries or any Property of any of them before any Governmental Agency.

          4.1.9 BINDING OBLIGATIONS. Each of the Operative Documents to which Lessee is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, EXCEPT as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

          4.1.10 NO DEFAULT. No event has occurred and is continuing that is a Default or Event of Default.

          4.1.11  ERISA.

               (a)  With respect to each Pension Plan:

                (i) such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;

               (ii) such Pension Plan has not incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;

              (iii) no "reportable event" (as defined in Section 4043 of ERISA) has occurred that could reasonably be expected to have a Material Adverse Effect; and

               (iv) neither Lessee nor any of its ERISA Affiliates has engaged in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.

               (b) Neither Lessee nor any of its ERISA Affiliates has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

          4.1.12 REGULATIONS G, T, U AND X; INVESTMENT COMPANY ACT. No part of the proceeds of any Certificate Advance hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any margin stock in violation of Regulations G, T, U and X. Neither Lessee nor any of its Subsidiaries is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

          4.1.13 DISCLOSURE. No written statement made by a Senior Officer of Lessee to the Trustee or any Holder in connection with this Agreement, or in connection with any Certificate Advance, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

          4.1.14 TAX LIABILITY. Lessee and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, property or transactions covered by said returns, or pursuant to any assessment received by Lessee or its Subsidiaries, EXCEPT (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material property of Lessee or any of its Subsidiaries is at impending risk of being seized, levied upon or forfeited.

          4.1.15 HAZARDOUS MATERIALS. Except as described in SCHEDULE VI, as of the Closing Date (a) neither Lessee nor any of its Subsidiaries at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under any Real Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) to the best knowledge of Lessee, no condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate have a Material Adverse Effect, (c) no Real Property or any portion thereof is or has been utilized by Lessee or any of its Subsidiaries as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Lessee or any of its Subsidiaries on any Real Property, or transported to or from such Real Property by Lessee or any of its Subsidiaries, such use, generation, storage and transportation are in compliance with all Hazardous
     Materials Laws except for such non-compliance that would not constitute a Material Adverse Effect or be materially adverse to the interests of the Holders.

          4.1.16 GAMING LAWS. Lessee is in compliance with all Gaming Laws except for such non-compliance that would not constitute a Material Adverse Effect.

          4.1.17 NO OTHER AGREEMENTS. Lessee is not a party to any agreement to sell any interest in the Equipment.

          4.1.18 SECURITIES ACT. Neither Lessee nor anyone authorized to act on its behalf has, directly or indirectly, offered or sold any interest in the Certificates, the Equipment, the Lease or any of the Operative Documents in violation of Section 5 of the Securities Act or the registration or qualification requirements of any applicable state securities laws.

          4.1.19 INSURANCE. Lessee has obtained or caused to be obtained insurance coverage covering the Equipment which meets in all respects the requirements of the Lease, and such coverage is in full force and effect. Lessee carries insurance with reputable insurers, or self-insures, in respect of its material assets, in such manner, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar business.

          4.1.20 APPRAISAL DATA. The information provided by the Lessee and its Affiliates to the Appraiser, taken as a whole, was true and correct in all material respects and did not omit any information known and available to the Lessee or any of its Affiliates necessary to make the information provided not materially misleading.


          4.1.21 PURCHASE PRICE. The Fair Market Sales Value of the items of Equipment accepted on each Advance Date is approximately equal to the invoice cost for the items of Equipment identified in such Advance Request plus the Charges properly attributable thereto.

     SECTION 4.2 REPRESENTATIONS AND WARRANTIES OF EACH HOLDER. Each Holder represents and warrants, severally and only as to itself, to each of the other parties hereto as follows:

          4.2.1 ERISA. It is purchasing its interest in the Certificate with assets that are either (i) not assets of any Employee Benefit Plan (or its related trust) which is subject to Title I of ERISA or Section 4975 of the Code, or (ii) assets of any Employee Benefit Plan (or its related trust) which is subject to Title I of ERISA or Section 4975 of the Code, but for which there is available an exemption from the prohibited transaction rules under Section 406(a) of ERISA and Section 4975 of the Code and such exemption is immediately applicable to each transaction contemplated by the Operative Documents to the extent that any other party to such transaction is a "party in interest" as defined in Section 3(14) of ERISA with respect to such plan assets.

          4.2.2 INVESTMENT IN CERTIFICATES. It is acquiring the Certificate for its own account for investment and not with a view to any distribution (as such term is used in Section 2(11) of the Securities
     Act) thereof, and if in the future it should decide to dispose of its interest in its Certificate, it understands that it may do so only in compliance with the Securities Act and the rules and regulations thereunder and any applicable state securities laws. Neither it nor anyone authorized to act on its behalf has taken or will take any action which would subject the issuance or sale of any Certificate, the Trust Estate (including the Equipment constituting a part thereof) or the Lease to the registration requirements of Section 5 of the Securities Act. Subject to the foregoing, it is understood among the parties that the disposition of each Holder's property shall be at all times within its control.

          4.2.3 LESSOR'S LIEN. The Equipment is free and clear of all Lessor's Liens attributable to such Holder.

     SECTION 4.3 REPRESENTATIONS AND WARRANTIES OF THE TRUSTEE. First Security Trust Company of Nevada, in its individual capacity ("TRUST COMPANY"), represents and warrants to each of the other parties hereto as follows:

          4.3.1 CHIEF EXECUTIVE OFFICE. Trust Company's "chief executive office" and "principal place of business" as such terms are used in
     Section 9-103(3) of the UCC is located at 530 Las Vegas Boulevard South, Las Vegas, Nevada 89101, Attention: Corporate Trust Department, and the place where the documents, accounts and records relating to the transactions contemplated by the Operative Documents are kept is located at Trust Company c/o First Security Bank, N.A., 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Services.

          4.3.2 DUE ORGANIZATION, ETC. Trust Company is a banking corporation duly organized and validly existing in good standing under the laws of the State of Nevada and has full power and authority to execute, deliver and perform its obligations (i) in its individual capacity under the Trust Agreement and, to the extent it is a party hereto in its individual capacity, this Agreement, and (ii) as Trustee under the Trust Agreement, under this Agreement and each other
     Operative Document to which it is or will be a party as Trustee.

          4.3.3 DUE AUTHORIZATION; ENFORCEABILITY. The Operative Documents to which Trust Company is or will be a party have been or will be, on the date required to be delivered hereby, duly authorized, executed and delivered by or on behalf of Trust Company (in its individual capacity) and are, or upon execution and delivery by Trust Company will be, legal, valid and binding obligations of Trust Company (in its individual capacity), enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by general equitable principles.

          4.3.4 NO CONFLICT. The execution and delivery by (i) Trust Company, in its individual capacity, of the Trust Agreement and, to the extent it is a party hereto in its individual capacity, this Agreement, and
     (ii) Trust Company, in its capacity as Trustee, of each Operative Document to which Trustee is or will be a party, are not and will not be, and the performance by Trust Company, in its individual capacity or as Trustee, as the case may be, of its obligations under each are not and will not be inconsistent with the articles of incorporation or by-laws of Trust Company, do not and will not contravene any Laws of the United States of America or the State of Nevada relating to the banking or trust powers of Trust Company, and do not and will not result in a breach of or constitute a default under (with or without the giving of notice or lapse of time or both) any indenture, mortgage, deed of trust, lease, loan or credit agreement or any other agreement or instrument to which Trust Company is a party or by which it or its properties may be bound or affected.

          4.3.5 NO APPROVALS, ETC. Neither the execution and delivery by Trustee in its individual capacity or as Trustee, as the case may be, of any of the Operative Documents to which it is a party requires any Governmental Action by any Governmental Agency under any Laws of the United States of America or the State of Nevada relating to the banking or trust powers of Trust Company.

          4.3.6 LITIGATION. There is no action, proceeding or investigation pending or threatened against Trust Company (in its individual capacity or as Trustee) which questions the validity of the Operative Documents or which is reasonably likely to result, individually or in the aggregate, in any material adverse effect on the ability of Trust Company (in its individual capacity or as Trustee) to perform its obligations (in either capacity) under the Operative Documents to which it is a party.

          4.3.7 LESSOR LIENS. The Equipment is free and clear of all Lessor Liens attributable to Trust Company (in its individual capacity).

          4.3.8 SECURITIES ACT. Neither Trust Company (in its individual capacity or as Trustee) nor anyone authorized to act on its behalf has, directly or indirectly, in violation of Section 5 of the Securities Act or any state securities laws, offered or sold any interest in the Certificates, the Equipment or the Lease, or in any security or lease the offering of which, for purposes of the Securities Act or any state securities laws, would be deemed to be part of the same offering as the offering of the aforementioned securities or leases, or solicited any offer to acquire any of the aforementioned securities or leases.


                                    ARTICLE 5

                               COVENANTS OF LESSEE

          So long as any Certificate Advance remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitment remains in force, unless the Trustee (with the written approval of the Requisite Holders) otherwise consents, Lessee covenants that Lessee shall:

     SECTION 5.1 FURTHER ASSURANCES. At its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as any Holder or the Trustee reasonably may request from time to time in order to carry out more effectively the intent and purposes of this Agreement and the other Operative Documents to which it is a party and the transactions contemplated thereby, and cause all financing statements (including precautionary financing statements), fixture filings and other documents, to be recorded or filed at such places and times in such manner, and take all such other actions or cause such actions to be taken, as may be necessary or as may be reasonably requested by any Holder or the Trustee in order to establish, preserve, protect and perfect the title of the Trustee to the Equipment and the Trustee's rights under this Agreement and the other Operative Documents and to perfect, preserve and protect the first and prior Lien in favor of the Holders on the Trust Estate.

     SECTION 5.2 CONSOLIDATION, MERGER. Not merge or consolidate with any Person, except mergers and consolidations of a Subsidiary of Lessee into Lessee.

     SECTION 5.3 PAYMENT OF TAXES AND OTHER POTENTIAL LIENS. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or its property or any part thereof and upon its income or profits or any part thereof, EXCEPT that Lessee and its Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax so long as no material property of Lessee or any of its Subsidiaries is at impending risk of being seized, levied upon or forfeited.

     SECTION 5.4 PRESERVATION OF EXISTENCE. Preserve and maintain its existence in the jurisdiction of its formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of its business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of its business or the ownership or leasing of its properties EXCEPT where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

     SECTION 5.5 MAINTENANCE OF PROPERTIES. Maintain, preserve and protect all of its Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of its Properties, EXCEPT that the failure to maintain, preserve and protect a particular item of Property that is not of significant value, either intrinsically or to the operations of Lessee and its Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

     SECTION 5.6 MAINTENANCE OF INSURANCE. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is specified in Article IX of the Lease.

     SECTION 5.7 COMPLIANCE WITH LAWS. Comply, within the time period, if any, given for such compliance by the relevant Governmental Agency or Agencies with enforcement authority, with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, EXCEPT that Lessee and its Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

     SECTION 5.8 INSPECTION RIGHTS. Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of Lessee or any of its Subsidiaries) permit the Trustee or any Holder, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account to visit and inspect the Equipment and Properties and to discuss the affairs, finances and accounts of Lessee and its Subsidiaries with any of their officers, managers, key employees or accountants.

     SECTION 5.9 KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Lessee or any of its Subsidiaries.

     SECTION 5.10 COMPLIANCE WITH AGREEMENTS. Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which Lessee is a party, whether such material agreements, indentures, leases or instruments are with a Holder or another Person, EXCEPT for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings or if the failure to comply with such agreements, indentures, leases or instruments does not constitute a Material Adverse Effect.

     SECTION 5.11 HAZARDOUS MATERIALS LAWS. Keep and maintain all Real Property and each portion thereof in compliance with all applicable Hazardous Materials Laws (except for such non-compliance that would not constitute a Material Adverse Effect or be materially adverse to the interests of the Holders) and promptly notify the Trustee in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Lessee relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of Lessee of any material occurrence or condition on any real Property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

     SECTION 5.12 ERISA. (a) Not permit any Pension Plan to (i) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code),
(ii) fail to comply with ERISA or any other applicable Laws, (iii) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in a Material Adverse Effect, or
(b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.13 FINANCIAL AND OTHER INFORMATION. Deliver to the Trustee and each Holder the following financial and other information:

               (a) As soon as practicable, and in any event within 30 days after the end of each calendar month, a consolidated and consolidating (in accordance with past consolidating practices of Lessee) summary statement of operations of Lessee and its Subsidiaries for such calendar month, in a form reasonably acceptable to the Trustee, together with a written report as to current operating data and a narrative statement discussing any significant trends reflected therein;

               (b) As soon as practicable, and in any event within 60 days after the end of each fiscal quarter (OTHER than the fourth fiscal quarter in any fiscal year), (i) the consolidated balance sheet of Lessee and its Subsidiaries as at the end of such fiscal quarter and the consolidated statement of operations for such fiscal quarter, and its statement of cash flows for the portion of the fiscal year ended with such fiscal quarter and (ii) the consolidating (in accordance with past consolidating practices of Lessee) balance sheets and statements of operations as at and for the portion of the fiscal year ended with such fiscal quarter, all in reasonable detail. Such financial statements shall be certified by a Senior Officer of Lessee as fairly presenting the financial condition, results of operations and cash flows of Lessee and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year- end accruals and audit adjustments;

               (c) As soon as practicable, and in any event within 120 days after the end of each fiscal year, (i) the consolidated balance sheet of Lessee and its Subsidiaries as at the end of such fiscal year and the consolidated statements of operations, stockholders' equity and cash flows, in each case of Lessee and its Subsidiaries for such fiscal year and (ii) consolidating (in accordance with past consolidating practices of Lessee) balance sheets and statements of operations, in each case as at the end of and for the fiscal year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report of independent public accountants of recognized standing selected by Lessee and reasonably satisfactory to the Requisite Holders, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Holders in their good faith business judgment to be adverse to the interests of the Holders;

               (d) Promptly after request by the Trustee or any Holder, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Lessee by independent accountants in connection with the accounts or books of Lessee or any of its Subsidiaries, or any audit of any of them;

               (e) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Lessee, and copies of all annual, regular, periodic and special reports and registration statements which Lessee may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Holder pursuant to other provisions of this
     Section 5.14;

               (f) Promptly after the same are available, copies of the Nevada "Regulation 6.090 Report" and "6-A Report", and copies of any written communication to Lessee from any Gaming Board advising it of a violation of or non-compliance with any Gaming Law by Lessee;

               (g) Promptly after request by the Trustee or any Holder, copies of any other report or other document (except any such report or document pertaining solely to personal matters respecting an individual) that was filed by Lessee with any Governmental Agency;

               (h) Promptly upon a Senior Officer becoming aware, and in any event within ten (10) Business Days after becoming aware, of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA) or (ii) "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than five
     (5) Business Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Lessees are taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

               (i) As soon as practicable, and in any event within two (2) Business Days after a Senior Officer becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two (2) Business Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Lessee is taking or proposes to take with respect thereto;

               (j) Promptly upon a Senior Officer becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Lessee that is $10,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $10,000,000 or more or any lessor under a lease involving aggregate remaining rent of $10,000,000 or more has asserted a default thereunder on the part of Lessee, (iii) any Person has commenced a legal proceeding with respect to a claim against Lessee under a contract that is not a credit agreement or material lease in excess of $10,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, (iv) any labor union has notified Lessee of its intent to strike Lessee on a date certain and such strike would involve more than 100 employees of Lessee or (v) any Gaming Board has indicated its intent to consider or act upon a License Revocation or a fine or penalty of $1,000,000 or more with respect to Lessee, a written notice describing the pertinent facts relating thereto and what action Lessees are taking or propose to take with respect thereto;

               (k) Such other data and information as from time to time may be reasonably requested by the Trustee, any Holder (through the Trustee) or the Requisite Holders; and

               (l) A certificate addressed to the Trustee and the Holders in a form acceptable to the Trustee with respect to its compliance with the Operative Documents to which it is a party concurrently with the financial statements described in clauses (b) and (c) above; PROVIDED that such certificate may attach and incorporate by reference any compliance certificate required under the Lessee Bank Credit Agreement or Replacement Bank Credit Agreement (as applicable) with respect to compliance with
     SECTION 5.16.

     SECTION 5.14 SECURITIES. Not take any action which would subject the issuance or sale of the Certificates, the Equipment or the Lease, or in any security or lease the offering of which, for purposes of the Securities Act or any state securities laws, would be deemed to be part of the same offering as the offering of the aforementioned securities or leases to the registration requirements of Section 5 of the Securities Act or any state securities laws.

     SECTION 5.15 SUBLEASE. Not amend, modify, supplement or otherwise change the terms and provisions of the Sublease or terminate the Sublease as a result of an event of default under the Sublease without the prior written consent of the Lessor.

     SECTION 5.16 FINANCIAL COVENANTS. Comply at all times with the financial covenants contained in Sections 9.11 and 9.12 of the Lessee Bank Credit Agreement, as such covenants may from time to time be amended or waived by the lenders party thereto or, if the Lessee Bank Credit Agreement is terminated and a Replacement Bank Credit Agreement then exists, with such financial covenants as may from time to time exist under such Replacement Bank Credit Agreement; PROVIDED that if the Lessee Bank Credit Agreement is terminated and no Replacement Bank Credit Agreement then exists, then the financial covenants (including related definitions) in the Lessee Bank Credit Agreement or the Replacement Bank Credit Agreement (whichever last existed) in the form that existed immediately prior to such termination shall be deemed incorporated herein by this reference.

     SECTION 5.17 FINAL APPRAISAL. Provide, at its sole cost, to Trustee not later than the earlier of (a) the date that is forty-five (45) days following the Completion Date or (b) February 15, 1998 an appraisal report (the "FINAL APPRAISAL") with respect to the Equipment prepared by the Appraiser establishing (i) an aggregate minimum Fair Market Sales Value of the Equipment as of the Completion Date of no less than the Base Value, (ii) that the Fair Market Sales Value of the Equipment as of the Maturity Date will be at least equal to 53% of Lessor's Cost but not greater than 60% of Lessor's Cost, (iii) that the aggregate average useful life of the Equipment as of the first day of the Base Period will be at least equal to 133% of the remaining Base Period and (iv) as to such other matters as each Holder may reasonably request, which Final Appraisal shall be satisfactory to the Holders.

     SECTION 5.18  COMPLETION.  Cause Completion to occur upon the earlier of
(a) the date the aggregate Commitments are reduced to zero or (b) the Outside Delivery Date and certify in writing to Lessor that Completion has occurred. The failure of Lessor to receive such certification within the time allowed for Completion will be a "FAILURE OF COMPLETION."

     SECTION 5.19 VALUE OF EQUIPMENT. Cause Equipment to be subject to the Lease that has an aggregate Fair Market Sales Value as of the Maturity Date equal to 60% of Lessor's Cost, as confirmed by the Final Appraisal. If the Final Appraisal indicates that the aggregate Fair Market Sales Value of the Equipment as of the Maturity Date will be less than 60% of Lessor's Cost
(but in no event less than 53% of Lessor's Cost), Schedule IV will be deemed amended to cause the Amortization Schedule to be adjusted accordingly. The parties hereto agree promptly to enter into appropriate confirming written amendments to reflect such deemed amendment.


                                    ARTICLE 6

                        COVENANTS OF TRUSTEE AND HOLDERS

     SECTION 6.1  COVENANTS OF TRUSTEE AND THE HOLDERS.

          6.1.1 DISCHARGE OF LIENS. Each of the Holders and the Trustee covenants as to itself, and not jointly with any other Holder, that it will not, directly or indirectly, create, incur, assume or permit to exist at any time, and will, at its own cost and expense, take such action as may be necessary to promptly discharge, or to cause to be discharged, any Lessor Liens attributable to it, and will indemnify the Trust Estate in the amount of any diminution of the value thereof and any costs and expenses associated therewith as a result of its failure to comply with its obligations under this SECTION 6.1.1. Notwithstanding the foregoing, none of the Holders, the Trustee or Trust Company, as the case may be, shall be required to so discharge any such Lessor Lien while the same is being contested in good faith by appropriate proceedings diligently prosecuted so long as such proceedings shall not involve any risk of invalidity or the loss of priority of the Lien of the Holders in the Equipment or any risk of the sale, forfeiture, foreclosure or loss of, and shall not interfere with the use or disposition of, any part of the Equipment, the Lease or the Trust Estate or title thereto or any interest therein or the payment of Rent; PROVIDED, HOWEVER, that each Holder, the Trustee and Trust Company shall discharge any such Lessor Lien, whether or not subject to contest as provided above, upon the purchase of the Equipment by the Lessee pursuant to the Lease.

          6.1.2 TRUST AGREEMENT. Without prejudice to any right under the Trust Agreement of the Trustee to resign, or the Holders' right under the Trust Agreement to remove the Trustee, the Trustee hereby agrees with the Lessee and the Holders (i) not to terminate or revoke the trust created by the Trust Agreement except as permitted by Article IV of the Trust Agreement prior to the later of the Lease Termination Date or the payment in full of the obligations under the Certificates, (ii) not to amend, supplement or otherwise modify or consent to any amendment, supplement or modification of any provision of the Trust Agreement prior to the Lease Termination Date without first obtaining the consent of the Holders in accordance with SECTION 9.15 in any manner which would have a material adverse effect on the rights of any such party thereto, and (iii) to comply with all of the terms of the Trust
     Agreement applicable to it.

          6.1.3 SUCCESSOR TRUSTEE. Trustee or any successor may resign or be removed by the Holders as Trustee, a successor Trustee may be appointed, and a corporation may become the Trustee under the Trust

     Agreement, only in accordance with the provisions of Article IV of the Trust Agreement. Notwithstanding anything to the contrary contained in this Agreement or the Trust Agreement, so long as no Lease Event of Default shall be continuing, the appointment of a successor Trustee shall be subject to the consent of the Lessee (such consent is not to be unreasonably withheld or delayed).

          6.1.4 INDEBTEDNESS; OTHER BUSINESS. Trustee on behalf of the Trust shall not contract for, create, incur or assume any indebtedness, or enter into any business or other activity, other than pursuant to or under the Operative Documents and, for the benefit of the Lessee and the Holders, agrees to be bound by Section 1.2(b) of the Trust Agreement.

          6.1.5 CHANGE OF PRINCIPAL PLACE OF BUSINESS. Trustee shall give prompt notice to the Holders and the Lessee if the Trustee's principal place of business or chief executive office shall cease to be located at 530 Las Vegas Boulevard South, Las Vegas, Nevada 89101, Attention:
     Corporate Trust Department, or the office where the records concerning the transactions contemplated by the Operative Documents are kept shall cease to be located at Trustee c/o First Security Bank, N.A., 79 South Main Street, Salt Lake City, Utah 84111, Attention: Corporate Trust Services, or if it shall change its name, identity or corporate structure.

     SECTION 6.2 RESTRICTIONS ON AND EFFECT OF TRANSFER. No Holder shall assign and delegate all or any portion of its right, title or interest in, to or under any of the Operative Documents, its Commitment, the Certificate Advances or any Certificate, except that (x) any Holder may pledge, assign or grant a security interest in its interest to any Federal Reserve Bank or any other central bank authority with respect to such Holder, (y) upon satisfaction of the conditions set forth in SECTION 6.2.1 through SECTION
6.2.5 any Holder may transfer all or any ratable portion of its interest to an Affiliate, to any other existing Holder or any Affiliate of such Holder or to an Eligible Assignee and, upon compliance with any applicable provisions of SECTION 6.3.1, may sell, assign or otherwise transfer a participation in its interest in any of the foregoing; PROVIDED, that no Participating Entity (as hereinafter defined) shall become, by means of such transfer, a Holder under the Operative Documents, and the Lessee shall be entitled to continue to deal for all purposes under the Operative Documents exclusively with the Holder who has transferred such participation, and (z) any Holder may assign and delegate any portion or all of such right, title and interest upon the satisfaction of each of the following conditions:

          6.2.1 REQUIRED NOTICE AND EFFECTIVE DATE. Any Holder desiring to effect a transfer of its interest shall give written notice of each such proposed transfer to the Lessee, the Trustee and each other Holder at least five (5) Business Days prior to such proposed transfer, setting forth the name of such proposed transferee, the nature of the interest to be retained by such Holder, if any, and the date on which such transfer is proposed to become effective. All reasonable out-of-pocket costs (including any applicable transfer tax) incurred by Trustee in connection with any such disposition by a Holder under this SECTION 6.2, together with an administrative fee in the amount of $2,500 payable to the Trustee, shall be borne by such Holder. In the event of a transfer under this SECTION 6.2, any expenses incurred by the transferee in connection with its review of the Operative Documents and its investigation of the transactions contemplated thereby shall be borne by such transferee or the relevant Holder, as they may determine, but shall not be considered costs and expenses which the Lessee is obligated to pay or reimburse under SECTION 9.6.

          6.2.2 ASSUMPTION OF OBLIGATIONS.  Any transferee pursuant to this
     SECTION 6.2 shall have executed and delivered to the Trustee a letter in substantially the form of the Investor's Letter attached hereto as EXHIBIT I, and thereupon the obligations of the transferring Holder under the Operative Documents shall be proportionately released and reduced to the extent of such transfer. Upon any such transfer as above provided, (i) the transferring Holder shall still be entitled to the benefit of ARTICLE VII, and (ii) the transferee shall be deemed to be bound by all obligations (whether or not yet accrued) under, and to have become a party to, all Operative Documents to which its transferor was a party, shall be deemed the pertinent "Holder" for all purposes of the Operative Documents and shall be deemed to have made that portion of the payments pursuant to this Agreement previously made or deemed to have been made by the transferor represented by the interest being conveyed; and each reference herein and in the other Operative Documents to the pertinent "Holder" shall thereafter be deemed a reference to the transferee, to the extent of such transfer, for all purposes. Upon any such transfer, SCHEDULES I and II to this Agreement, as applicable, shall be deemed to be revised to reflect the relevant information for such new Holder and the Commitment of such new Holder (and the revised Commitment of the transferor Holder if it shall not have transferred its entire interest).

          6.2.3 EMPLOYEE BENEFIT PLANS. No Holder may make any such assignment, conveyance or transfer to or in connection with any arrangement or understanding in any way involving any Employee Benefit Plan (or its related trust), as defined in Section 3(3) of ERISA, or with the assets of any such plan (or its related trust), as defined in Section 4975(e)(1) of the Code (other than a governmental plan, as defined in Section 3(32) of ERISA), with respect to which the Lessee or such Holder or any of their Affiliates is a party in interest within the meaning of ERISA or a "disqualified person" within the meaning of the Code.

          6.2.4 REPRESENTATIONS AND WARRANTIES. Notwithstanding anything to the contrary set forth above, no Holder may assign, convey or transfer its interest to any Person unless such Person shall have delivered to the Trustee and the Lessee a certificate confirming the accuracy of the representations and warranties set forth in SECTION 4.3 with respect to such Person (other than as such representation or warranty relates to the execution and delivery of Operative Documents).

          6.2.5 AMOUNTS. Any transfer of Certificates by any Holder shall be in a principal amount which is equal to or greater than $2,500,000, or, if less, the remaining interest of such Holder in such Certificate.

          6.2.6 EFFECT. From and after any transfer of its Certificates, the transferring Holder shall be released, to the extent assumed by the transferee, from its liability and obligations hereunder and under the other Operative Documents relating to the Equipment to which such transferor is a party in respect of obligations to be performed on or after the date of such transfer. Upon any transfer by a Holder as above provided, any such transferee shall be deemed a "Holder" for all purposes of such documents and each reference herein to a Holder shall thereafter be deemed a reference to such transferee for all purposes, except as the context may otherwise require.

          6.2.7 LESSEE CONSENT. During the Commitment Period only, the transferees (not including any other Holder or Affiliate of the Holder transferring an interest) of an interest transferred pursuant to this
     SECTION 6.2 shall have obtained the prior written consent of the Lessee, which consent may not be unreasonably withheld or delayed by the Lessee.

Notwithstanding any transfer pursuant to this SECTION 6.2, the transferor shall continue to be entitled to all benefits accrued and all rights vested prior to such transfer, including rights to indemnification under this Agreement or any other Operative Document.

     SECTION 6.3  COVENANTS AND AGREEMENTS OF HOLDERS.

          6.3.1 PARTICIPATIONS. Each Holder covenants and agrees that it will not grant participations in its Certificates to any Person (a "PARTICIPATING ENTITY") unless such Person (i) is a bank, mutual fund or other financial institution and (ii) represents and warrants, in writing, to such Holder for the benefit of the Holders, the Lessor and the Lessee that no part of the funds used by it to acquire an interest in the Certificates constitutes assets of any Employee Benefit Plan (as defined in Section 3(3) of ERISA) or its related trust. Each Holder shall require any transferee of its interest in the Certificates to make the representations and warranties set forth in the preceding sentence, in writing, to such Holder for its benefit and the benefit of the other Holders, Lessor and the Lessee. In the event of any such sale by a Holder of a participating interest to a Participating Entity such Holder's obligations under this Agreement and under the other Operative Documents shall remain unchanged, such Holder shall remain solely responsible for the performance thereof, such Holder shall remain the holder of its Certificate for all purposes under this Agreement and under the other Operative Documents, and the Trustee and, except as set forth in SECTION 6.3.2, the Lessee shall continue to deal solely and directly with such Holder in connection with such Holder's rights and obligations under this Agreement and under the other Operative Documents, and such Holder shall retain the sole right to enforce the obligations of the Lessee under the Operative Documents and to approve any amendment, modification or waiver of any provision of any Operative

     Document other than an amendment, modification or waiver that (a) extends the Scheduled Payment Date or any other date upon which any payment of money is due to the Trustee or Holders, (b) reduces the Yield on the Certificates, any fee or any other monetary amount payable to the Trustee or Holders, (c) reduces the amounts payable under the Amortization Schedule (except as contemplated by SECTION 5.19) or (d) releases any interest of Trustee or the Holders in the Equipment (except as otherwise expressly provided for in any Operative Document). Any Holder selling a participation shall give notice thereof to the Lessee within ten (10) Business Days after such sale.

          6.3.2 TRANSFEREE INDEMNITIES. Each Participating Entity shall be entitled to the benefits of SECTIONS 7.3 and 7.4 with respect to its participation in the Certificates and Advances outstanding from time to time; PROVIDED, that no Participating Entity in respect of its participation shall be entitled to receive any greater amount pursuant to such Sections than the transferor Holder would have been entitled to receive in respect of the amount of the participation in the Certificates transferred by such transferor Holder to such Participating Entity had no such transfer of a participation occurred.

     SECTION 6.4 REQUIRED TRANSFERS. If at any time during the Lease Term any Holder shall request from the Trustee or the Lessee reimbursement for any costs pursuant to SECTION 7.3 or 7.4, such Holder shall, upon request of the Lessee, attempt in good faith to promptly sell to a Person who would qualify under
SECTION 6.3.1 the Certificates held by such Holder, the Commitment of such Holder and any other interests of such Holder hereunder and under the other Operative Documents, in accordance with SECTION 6.3, in exchange for an amount equal to the outstanding principal amount of such Holder's Certificates together with all interest accrued thereon and unpaid to the date of such purchase and all other amounts then due and payable hereunder or under the other Operative Documents to such Holder (including any requested reimbursement amounts).


                                    ARTICLE 7

                                GENERAL INDEMNITY

     SECTION 7.1 GENERAL INDEMNIFICATION. Lessee agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and to indemnify, protect, defend, save and keep harmless each Indemnitee on an After-Tax Basis from and against any and all Claims that may be imposed on, incurred by or asserted against such Indemnitee (whether because of action or omission by such Indemnitee or otherwise), whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person and whether or not such Claim arises or accrues prior to the Closing Date or after the Lease Termination Date, in any way relating to or arising out of (a) any of the Operative Documents or any of the transactions contemplated thereby or any investigation, litigation or proceeding in connection therewith, and any amendment, modification or waiver in respect thereof requested by Lessee; or (b) the Project or

Project Property or any part thereof or interest therein; or (c) the acquisition, mortgaging, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, transfer or title, redelivery, use, financing, refinancing, operation, condition, sale (including any transfer pursuant to Section 5.2 of the Lease or any sale pursuant to Section 5.1 of the Lease), return or other disposition of all or any part of any interest in the Equipment or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon, including: (i) Claims or penalties arising from any violation of law or in tort (strict liability or otherwise), (ii) latent or other defects, whether or not discoverable, and (iii) any Claim for patent, trademark or copyright infringement; (d) the offer, issuance, sale or delivery of the Certificates; (e) the breach by the Lessee of any representation or warranty made by it or deemed made by it in any Operative Document; (f) the transactions contemplated hereby or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code or (g) any other agreement entered into or assumed by the Lessee in connection with the Equipment; PROVIDED, HOWEVER, the Lessee shall not be required to indemnify under this SECTION 7.1 for any of the following: (1) as to an Indemnitee, any Claim to the extent resulting from the willful misconduct or gross negligence of such Indemnitee (other than willful misconduct or gross negligence imputed to such Indemnitee by reason of its participation in the transactions contemplated hereby) or the breach by such Indemnitee of any representation, warranty or covenant of such Indemnitee set forth in any Operative Document, (2) as to an Indemnitee, any Claim resulting from a transfer by such Indemnitee of all or any part of its interest in the Lease, the other Operative Documents or the Equipment, other than any such transfer either required by the Lease (including a transfer as a result of a Casualty or a transfer pursuant to Section 5.1, 5.2 or 5.4 of the Lease) or any other Operative Document or while a Lease Event of Default shall have occurred and be continuing, (3) any Claims in respect of Taxes, other than a payment necessary to make payments under this SECTION 7.1 on an After-Tax Basis, PROVIDED, that this exclusion does not apply to any taxes or penalties included in Claims against which the Indemnitee is provided an indemnification under CLAUSE (f) above and (4) as to an Indemnitee, any Claim resulting from Lessor Liens which such Indemnitee is responsible for discharging under the Operative Documents. Lessee shall be entitled to credit against any payments due under this SECTION 7.1 any insurance recoveries received by an Indemnitee in respect of the related Claim under or from insurance paid for by the Lessee or assigned to the Trustee by the Lessee.

          If the Lessee shall obtain actual knowledge of any Claim indemnified against under this SECTION 7.1, the Lessee shall give prompt notice thereof to the appropriate Indemnitee or Indemnitees, and if any Indemnitee shall obtain actual knowledge of any Claim indemnified under this
SECTION 7.1, such Indemnitee shall give prompt notice thereof to the Lessee, PROVIDED that failure to so notify the Lessee shall release the

Lessee from its obligations to indemnify hereunder only if and to the extent that such failure results in a forfeiture by the Lessee of substantive rights and defenses. With respect to any amount that the Lessee is requested by an Indemnitee to pay by reason of this SECTION 7.1, such Indemnitee shall, if so requested by the Lessee and prior to any payment, submit such additional information to the Lessee as the Lessee may reasonably request and which is reasonably available to such Indemnitee to substantiate properly the requested payment.

          In case any action, suit or proceeding shall be brought against any Indemnitee for which the Indemnitee is indemnified herein, such Indemnitee shall notify the Lessee of the commencement thereof, and the Lessee shall be entitled, at its expense, acting through counsel reasonably acceptable to such Indemnitee, to participate in, and, to the extent that the Lessee desires to, assume and control the defense thereof; PROVIDED, however, that the Lessee shall have acknowledged in writing its obligation to fully indemnify such Indemnitee in respect of such action, suit or proceeding; and PROVIDED, FURTHER, that the Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x)(i) such action, suit or proceeding involves any risk of imposition of criminal liability or (ii) such action, suit or proceeding involves any material risk of material civil liability on such Indemnitee or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Encumbrance) on the Equipment, the Trust Estate or any part thereof, unless, in the case of this CLAUSE (x)(ii), the Lessee shall have posted a bond or other security satisfactory to the relevant Indemnitees in respect to such risk or (y) the control of such action, suit or proceeding would involve a bona fide conflict of interest, (B) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Indemnitee have been unable to sever from the indemnified Claim or Claims,
(C) a Default or a Lease Event of Default has occurred and is continuing or
(D) such action, suit or proceeding involves matters which extend beyond or are unrelated to the transactions contemplated by the Operative Documents and if determined adversely could be materially detrimental to the interests of such Indemnitee notwithstanding indemnification by the Lessee. Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing.

          Each Indemnitee shall at the Lessee's expense supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by this SECTION 7.1. Unless a Lease Event of Default shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under this SECTION 7.1 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be indemnified under this
SECTION 7.1 with respect to such Claim.

          Any amount payable to an Indemnitee pursuant to this SECTION 7.1 shall be paid to such Indemnitee promptly upon receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing the basis for such indemnity and the computation of the amount so payable and, if requested by the Lessee, such determination shall be verified by a nationally recognized independent accounting firm mutually acceptable to the Lessee and the Indemnitee at the Lessee's expense.

     SECTION 7.2 INCREASED COMMITMENT COSTS. If any Holder shall determine in good faith that the introduction after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Holder or any corporation controlling the Holder, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority not imposed as a result of such Holder's or such corporation's failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Holder or any corporation controlling such Holder and (taking into consideration such Holder's or such corporation's policies with respect to capital adequacy and such Holder's desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within ten (10) Business Days after demand of such Holder, Lessee shall pay to such Holder, from time to time as specified in good faith by such Holder, additional amounts sufficient to compensate such Holder in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, PROVIDED that Lessee shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand. Each Holder's determination of such amounts shall be conclusive in the absence of manifest error.

          7.3  EURODOLLAR COSTS AND RELATED MATTERS.

               (a) In the event that any Governmental Agency imposes on any Holder any reserve or comparable requirement (INCLUDING any emergency, supplemental or other reserve) with respect to the Eurodollar Obligations of that Holder, Lessee shall pay that Holder within five (5) Business Days after demand all amounts necessary to compensate such Holder (determined as though such Holder's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Certificate Advance in the Designated Eurodollar Market) in respect of the imposition of such reserve requirements (PROVIDED, that Lessee shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand). The Holder's determination of such amount shall be conclusive in the absence of manifest error.

               (b) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

               (1) shall subject any Holder or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Certificate Advance, its Certificate evidencing Eurodollar Rate Certificate Advances or its obligation to make Eurodollar Rate Certificate Advances, or shall change the basis of taxation of payments to any Holder attributable to the principal of or interest on any Eurodollar Rate Certificate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Certificate Advance, its Certificate evidencing Eurodollar Rate Certificate Advances or its obligation to make Eurodollar Rate Certificate Advances (PROVIDED, that Lessee shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety
          (90) days preceding the date of such demand), EXCLUDING (i) taxes imposed on or measured in whole or in part by its overall net income by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Lessee with the appropriate form or forms required by Section 8.6, to the extent such forms are then available under applicable Laws;

               (2) shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (INCLUDING any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Holder or its Eurodollar Lending Office); or

               (3) shall impose on any Holder or its Eurodollar Lending Office or the Designated Eurodollar Market any other condition affecting any Eurodollar Rate Certificate Advance, its Certificate evidencing Eurodollar Rate Certificate Advances, its obligation to make Eurodollar Rate Certificate Advances or this Agreement, or shall otherwise affect any of the same;

     and the result of any of the foregoing, as determined in good faith by such Holder, increases the cost to such Holder or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Certificate Advance or in respect of any Eurodollar Rate Certificate Advance, its Certificate evidencing Eurodollar Rate Certificate Advances or its obligation to make Eurodollar Rate Certificate Advances or reduces the amount of any sum received or receivable by such Holder or its Eurodollar Lending Office with respect to any Eurodollar Rate Certificate Advance, its Certificate evidencing Eurodollar Rate

     Certificate Advances or its obligation to make Eurodollar Rate Certificate Advances (assuming such Holder's Eurodollar Lending Office had funded
     100% of its Eurodollar Rate Certificate Advance in the Designated Eurodollar Market), then, within five (5) Business Days after demand by such Holder (with a copy to the Trustee), Lessee shall pay to such Holder such additional amount or amounts as will compensate such Holder for such increased cost or reduction (determined as though such Holder's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Certificate Advance in the Designated Eurodollar Market). A statement of any Holder claiming compensation under this subsection shall be conclusive in the absence of manifest error.

               (c) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the good faith opinion of any Holder, make it unlawful or impossible for such Holder or its Eurodollar Lending Office to make, maintain or fund its portion of any Eurodollar Rate Certificate Advance, or materially restrict the authority of such Holder to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Holder shall so notify the Trustee, then such Holder's obligation to make Eurodollar Rate Certificate Advances shall be suspended for the duration of such illegality or impossibility and the Trustee forthwith shall give notice thereof to the other Holders and Lessee. Upon receipt of such notice, the outstanding principal amount of such Holder's Eurodollar Rate Certificate Advances, together with accrued interest thereon, automatically shall be converted to Alternate Base Rate Certificate Advances on either (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Certificate Advances if such Holder may lawfully continue to maintain and fund such Eurodollar Rate Certificate Advances to such day(s) or (2) immediately if such Holder may not lawfully continue to fund and maintain such Eurodollar Rate Certificate Advances to such day(s), PROVIDED that in such event the conversion shall not be subject to payment of a prepayment fee under clause (e) of this Section. Each Holder agrees to endeavor promptly to notify Lessee of any event of which it has actual knowledge, occurring after the Closing Date, which will cause that Holder to notify the Trustee under this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Holder, otherwise be materially disadvantageous to such Holder. In the event that any Holder is unable, for the reasons set forth above, to make, maintain or fund its portion of any Eurodollar Rate Certificate Advance, such Holder shall fund such amount as an Alternate Base Rate Certificate Advance for the same period of time, and such amount shall be treated in all respects as an Alternate Base Rate Certificate Advance. Any Holder whose obligation to make Eurodollar Rate Certificate Advances has been suspended under this Section shall promptly notify the Trustee and Lessee of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension.

               (d)  If, with respect to any proposed Eurodollar Rate Certificate
     Advance:

               (1) the Requisite Holders advise that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Holders, deposits in Dollars (in the applicable amounts) are not being offered to any Holder in the Designated Eurodollar Market for the applicable Eurodollar Period; or

               (2) the Requisite Holders advise the Trustee that the Eurodollar Rate as determined by the Trustee (i) does not represent the effective pricing to such Holders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (ii) will not adequately and fairly reflect the cost to such Holders of making the applicable Eurodollar Rate Certificate Advances;

     then the Trustee forthwith shall give notice thereof to Lessee and the Holders, whereupon until the Trustee notifies Lessee that the circumstances giving rise to such suspension no longer exist, the obligation of the Holders to make any future Eurodollar Rate Certificate Advances shall be suspended. Upon delivery by the Trustee to Lessee of notice that the circumstances giving rise to such suspension no longer exist, any Alternate Base Rate Certificate Advance into which a Eurodollar Rate Certificate Advance may have been converted as a result of any such suspension shall be converted into a Eurodollar Rate Certificate Advance or Eurodollar Rate Certificate Advances of one-, two- and/or three-months period or periods so as (and on such dates as) to permit the outstanding Advances to be Eurodollar Rate Certificate Advances of such Eurodollar Periods and commencing on such Eurodollar Period Commencement Dates as would have existed if such conversion had not occurred.

               (e) Upon prepayment of any Eurodollar Rate Certificate Advance (OTHER THAN as the result of a conversion required under clause (c) of this Section) on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), Lessee shall pay to the appropriate Holder within ten (10) Banking Days after demand a prepayment fee (determined as though 100% of the Eurodollar Rate Certificate Advance had been funded in the Designated Eurodollar Market), equal to the SUM OF:

               (1) the principal amount of the Eurodollar Rate Advance prepaid TIMES the number of days from and including the date of prepayment to but excluding the last day in the applicable Eurodollar Period, DIVIDED BY 360, TIMES the applicable Interest Differential (PROVIDED that the product of the foregoing formula must be a positive number); PLUS

               (2) all out-of-pocket expenses incurred by the Holder reasonably attributable to such prepayment.

     Each Holder's determination of the amount of any prepayment fee payable under this Section shall be conclusive in the absence of manifest error.

               (f) Each Holder agrees to endeavor promptly to notify Lessee of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Holder to compensation pursuant to clause (a) or clause (b) of this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Holder, otherwise be materially disadvantageous to such Holder. Any request for compensation by a Holder under this Section shall set forth the basis upon which it has been determined that such an amount is due from Lessee, a calculation of the amount due, and a certification that the corresponding costs have been incurred by the Holder.

     SECTION 7.4 EXCESSIVE USE INDEMNITY. In the event that at the end of the Base Period: (a) the Lessee elects the Sale Option; and (b) after paying to the Trustee Periodic Rent then due and payable, Proceeds and the Sale Recourse Amount, the Trustee does not have sufficient funds to make all payments then due on the Certificates, then the Lessee shall promptly pay over to the Trustee the shortfall unless and to the extent that the Lessee delivers a report from the Appraiser in form and substance satisfactory to the Holders which establishes that the decline in value in the Equipment from that anticipated for such date in the Final Appraisal was not due to extraordinary use, failure to maintain or replace, failure to use, workmanship or method of installation or removal or any other cause or condition within the power of the Lessee to control or effect.

     SECTION 7.5 INDEMNIFICATION OF TRUST COMPANY. Lessee hereby agrees, whether or not any of the transactions contemplated hereby or by the Sunset Station 1996 Trust shall be consummated, to assume liability for, and hereby indemnify, reimburse, defend, protect, save and keep harmless Trust Company in its individual capacity, and its successors, assigns, agents and servants, from and against any and all liabilities, obligations, demands, losses, damages, penalties, taxes (excluding taxes payable by it as trustee on or measured by any compensation received by it as trustee for its services under the Sunset Station 1996 Trust), claims, actions, suits, costs, expenses or disbursements (including attorneys' fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against it as Trustee (whether or not also indemnified against by any other Person under any other document) in any way, directly or indirectly, relating to or arising out of the Sunset Station 1996 Trust Agreement, the Operative Documents (as defined in the Sunset Station 1996 Trust) or the enforcement of any of the terms of any hereof or thereof, or in any way, directly or indirectly, relating to or arising out of the administration of the trust estate of the Sunset Station 1996 Trust or the action or inaction of it as trustee under the Sunset Station 1996 Trust, except in the case of willful misconduct or negligence on the part of it as trustee under the Sunset Station 1996 Trust in the performance of its duties thereunder or the breach by it of any warranties, representations, or covenants made or undertaken by it as trustee or in its individual capacity pursuant hereto. The indemnities contained in this SECTION 7.5 shall survive the termination of the Sunset Station 1996 Trust Agreement. The indemnities contained in this SECTION 7.8 extend to Trust Company as trustee in its individual capacity and shall not be construed as indemnities of the Sunset Station 1996 Trust or the Trust Estate.

                                    ARTICLE 8

                              GENERAL TAX INDEMNITY

     SECTION 8.1 GENERAL TAX INDEMNITY. Except as otherwise provided in this SECTION 8.1, the Lessee shall pay on an After-Tax Basis, and on written demand shall indemnify and hold each Indemnitee harmless from and against, any and all fees (including documentation, recording, license and registration fees), taxes (including income (whether net, gross or adjusted gross, whether domestic or foreign), gross receipts, sales, rental, use, turnover, value-added, property, excise and stamp taxes), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, together with any penalties, fines or interest thereon or additions thereto (any of the foregoing being referred to herein as "TAXES" and individually as a "TAX") imposed on or with respect to any Indemnitee, the Equipment or any portion thereof, any Operative Document or the Lessee or any sublessee or user of the Equipment, by any foreign authority, the United States or by any state or local government or other taxing authority in the United States in connection with or in any way relating to (i) the acquisition, mortgaging, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, transfer of title, redelivery, use, financing, refinancing, operation, condition, sale, return or other application or disposition of all or any part of the Equipment or the imposition of any Lien (or incurrence of any liability to refund or pay over any amount as a result of any Lien) thereon, (ii) Rent or the receipts or earnings arising from or received with respect to the Equipment or any part thereof, or any interest therein or any applications or dispositions thereof,
(iii) any other amount paid or payable pursuant to the Certificates, or any other Operative Documents, the property or the income or other proceeds with respect to the property held in the Trust Estate, (iv) the Equipment or any part thereof or any interest therein, (v) all or any of the Operative Documents, any other documents contemplated thereby and any amendments and supplements thereto, and (vi) otherwise with respect to or in connection with the transactions contemplated by the Operative Documents; PROVIDED, that the Lessee's indemnification obligation hereunder in respect of any Tax shall be net of any foreign, federal,state or local income tax benefits which are recognized by the relevant Tax Indemnitee as a result of the imposition of such Tax).

     SECTION 8.2 EXCLUSIONS FROM GENERAL TAX INDEMNITY. SECTION 8.1 shall not apply to:

          8.2.1 Taxes on, based on, or measured by or with respect to the net income of an Indemnitee (including minimum Taxes, capital gains Taxes, Taxes on or measured by items of tax preference or alternative minimum Taxes) other than (A) any such Taxes that are, or are in the nature of, sales, use, rental (other than Taxes imposed on net rental income) or property Taxes, (B) withholding Taxes imposed by the United States or Nevada (I) on payments with respect to the Certificates, or (II) on Rent, to the extent the net payment of Rent after deduction of such withholding Taxes would be less than amounts currently payable with respect to the Certificates and (C) any such Taxes imposed on such Indemnitee by any state (other than Nevada) or local taxing authority in such state to the extent such Taxes are imposed as a result of the Lessee moving the Equipment or any part thereof to such state;

          8.2.2 Taxes that are based on, measured by or imposed with respect to the fees or other compensation received by a Person acting as Trustee (in its individual capacity) or any Affiliate thereof for acting as trustees under the Trust Agreement;

          8.2.3 Taxes that result from any act, event or omission, or are attributable to any period of time, that occurs after the earliest of
     (A) the expiration of the Lease Term with respect to the Equipment and, if the Equipment is required to be returned to the Trustee in accordance with the Lease, such return and (B) the discharge in full of the Lessee's obligations to pay the Lease Balance, or any amount determined by reference thereto, with respect to the Equipment and all other amounts due under the Lease and other Operative Documents, unless such Taxes (and interest, penalties and late charges related thereto) relate to acts, events or matters occurring prior to the earliest of such times or are imposed on or with respect to any payments due under the Operative Documents after such expiration or discharge;

          8.2.4 Taxes imposed on an Indemnitee that result from any voluntary sale, assignment, transfer or other disposition by such Indemnitee or any related Indemnitee of any interest in the Equipment or any part thereof, or any interest therein or any interest or obligation arising under the Operative Documents or any Certificates, or from any sale, assignment, transfer or other disposition of any interest in such Indemnitee or any related Indemnitee, it being understood that each of the following shall not be considered a voluntary sale: (A) any substitution, replacement or removal of any of the Equipment by Lessee, (B) any sale or transfer resulting from the exercise by Lessee of any early termination option,
     (C) any transfer under Section 5.2 of the Lease and (D) any sale or transfer while a Lease Event of Default shall have occurred and be continuing under the Lease;

          8.2.5 Taxes (other than sales, use, rental or property Taxes imposed by a jurisdiction in which the Equipment is located) imposed against or payable by an Indemnitee to the extent such Taxes would not have been imposed or payable but for the situs of organization, any place of business or the activities of an Indemnitee in the jurisdiction imposing such Taxes (unless such place of business or activities are a result of the presence of the Equipment or the activities of Lessee or any of its Affiliates in or with respect to such jurisdiction);

          8.2.6 Taxes imposed as a result of any failure by an Indemnitee to comply with any certification or other procedure timely requested by (and prepared for filing by Lessor) Lessee in writing in accordance with Section
     15.3 hereof and is addressed to the Lessor and each Holder, and required by applicable law as a precondition to any exemption from, or reduction of, such Taxes to which such Indemnitee would be entitled, so long as no such procedure would expose such Indemnitee to any adverse consequences and such failure is not due to Lessee's failure to provide information reasonably requested or reasonable assistance in complying with such requirements;

          8.2.7 Any interest, penalties or additions to tax imposed as a result of the failure of an Indemnitee to file any return required under Section
     8.5 in a procedurally proper and timely manner unless such failure is caused by the failure of Lessee to fulfill its obligations under SECTION
     8.5 with respect to such return;

          8.2.8 Taxes (other than sales, use, rental or property Taxes imposed by a jurisdiction in which the Equipment is located) to the extent of the excess of such Taxes over the amount of any comparable Taxes that would have been imposed had there not been a transfer (other than a transfer described in clauses (A), (B), (C) and (D) of SECTION 8.2.4) made by any Indemnitee or a predecessor in interest of any Indemnitee; PROVIDED, HOWEVER, that the exclusion in this SECTION 8.2.8 shall not apply to any amount necessary to make any payment hereunder After Tax;

          8.2.9 Taxes that would not have been imposed but for the inaccuracy of any representation of an Indemnitee, or any breach by an Indemnitee of any warranty or covenant, contained in SECTION 4.2, SECTION 4.3 or ARTICLE VI.

     SECTION 8.3 CONTESTS. If any claim shall be made against any Indemnitee or if any proceeding shall be commenced against any Indemnitee (including a written notice of such proceeding) for any Taxes as to which Lessee may have an indemnity obligation pursuant to SECTION 8.1, or if any Indemnitee shall determine that any Taxes as to which Lessee may have an indemnity obligation pursuant to SECTION 8.1 may be payable, such Indemnitee shall promptly notify Lessee. Lessee shall be entitled, at its expense, acting through counsel reasonably acceptable to such Indemnitee, to participate in, and, to the extent that Lessee desires to, assume and control the defense thereof; PROVIDED, HOWEVER, that Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that (A) Lessee is not able to provide such Indemnitee with a legal opinion of counsel reasonably acceptable to such Indemnitee that such action, suit or proceeding does not involve (x) a risk of imposition of criminal liability or (y) any material risk of material civil liability on such Indemnitee and will not involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Encumbrance) on the Equipment, the Trust Estate or any part thereof, unless, in the case of this CLAUSE (y), Lessee contemporaneously with such opinion shall have posted a bond or other security satisfactory to the relevant Indemnitee in respect to such risk, (B) the control of such action, suit or proceeding would involve a bona fide conflict of interest,
(C) such proceeding involves Claims not fully indemnified by Lessee which Lessee and the Indemnitee have been unable to sever from the indemnified claim(s), (D) a Default or Lease Event of Default has occurred and is continuing, (E) such action, suit or proceeding involves matters which extend beyond or are unrelated to the transaction contemplated by the Operative Documents and if determined adversely could be materially detrimental to the interests of such Indemnitee notwithstanding indemnification by Lessee or (F) Lessee shall not have acknowledged in writing its obligation to indemnify fully such Indemnitee in respect of such action, suit or proceeding. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by Lessee in accordance with the foregoing.

          Each Indemnitee shall at Lessee's expense supply Lessee with such information and documents reasonably requested by Lessee as are necessary or advisable for Lessee to participate in any action, suit or proceeding to the extent permitted by this SECTION 8.3. Unless a Default or Lease Event of Default shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under this SECTION 8.3 without the prior written consent of Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under this SECTION 8.3 with respect to such Claim.

          Notwithstanding anything contained herein to the contrary, an Indemnitee will not be required to contest (and Lessee shall not be permitted to contest) (a) a claim with respect to the imposition of any Tax if such Indemnitee shall waive its right to indemnification under this SECTION 8.3 with respect to such claim (and any related claim with respect to other taxable years the contest of which is precluded or otherwise adversely affected as a result of such waiver) and (b) any claim if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely. Each Indemnitee and Lessee shall consult in good faith with each other concerning each step and decision regarding the conduct of such contest controlled by either, including the forum in which the claim is most likely to be favorably resolved.

     SECTION 8.4 PAYMENTS. Any Tax indemnifiable under ARTICLE 8 shall be paid directly when due to the applicable taxing authority if direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to an Indemnitee pursuant to SECTION 8.1 shall be paid within thirty days after receipt of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the amount so payable, but not before the date that the relevant Taxes are due. Any payments made pursuant to SECTION 8.1 directly to the Indemnitee entitled thereto or Lessee, as the case may be, shall be made in immediately available funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of the payee by certified mail, postage prepaid at its address as set forth in this Agreement. Upon the request of any Indemnitee with respect to a Tax that Lessee is required to pay, Lessee shall furnish to such Indemnitee the original or a certified copy of a receipt for Lessee's payment of such Tax or such other evidence of payment as is reasonably acceptable to such Indemnitee.

     SECTION 8.5 REPORTS. If any report, return or statement is required to be filed with respect to any Taxes that are subject to indemnification under
ARTICLE 8, Lessee shall, if Lessee is permitted by Laws, timely prepare and file such report, return or statement; PROVIDED, HOWEVER, that if Lessee is not permitted by Laws to file any such report Lessee will promptly so notify in writing in accordance with SECTION 15.3 hereof to the Lessor and each Holder, in which case the appropriate person will file any such report after preparation thereof by Lessee.

     SECTION 8.6 WITHHOLDING TAX EXEMPTION. At least ten Business Days prior to the first date on which any payment is due under any Certificate for the account of any Holder not incorporated under the laws of the United States or a state thereof, such Holder agrees that it will have delivered to each of the Lessee and the Trustee two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Holder is entitled to receive payments under the Operative Documents without deduction or withholding of any United States Federal income taxes. Each Holder that delivers a Form 1001 or 4224 further undertakes to deliver to each of the Lessee and the Trustee two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form
4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Lessee or the Trustee, in each case certifying that such Holder is entitled to receive payments under the Operative Documents without deduction or withholding of any United States Federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Holder from duly completing and delivering any such form with respect to it and such Holder advises the Lessee and the Trustee that it is not capable of receiving payments without any withholding of United States Federal income tax.

     SECTION 8.7 TAX CHARACTER OF TRANSACTION. It is the intention of all parties to this Agreement that for Federal and state income tax purposes only: (a) Lessee or a corporation that is an Affiliate of Lessee shall be entitled to claim depreciation on the Equipment and to deduct the interest component of the Rents; (b) Periodic Rents payable to Trustee under the Lease constitute payments of interest except for the principal amortization component of Periodic Rent which constitutes principal; and (c) the Trust will be treated as a grantor trust or as Lessee's agent. The Trustee and the Holders agree that neither they nor any corporation controlled by them, or under common control with them, directly or indirectly will at any time take any action or fail to take any action with respect to the filing of any income tax return, including an amended income tax return, inconsistent with the intention of the parties expressed in the preceding sentence.

     SECTION 8.8 TAX SAVINGS. If, by reason of any Tax payment made by Lessee to or for the account of an Indemnitee pursuant to this Article 8, such Indemnitee or any Affiliate of such Indemnitee realizes a net tax benefit, savings, deduction or credit (a "TAX BENEFIT") with respect to Taxes not otherwise indemnified against hereunder and which Tax Benefit was not previously taken into account in computing such payment, then such Indemnitee who (or whose Affiliate) realizes such net Tax Benefit shall promptly pay to Lessee an amount equal to the actual net reduction in Taxes realized by such Indemnitee (or its Affiliate) which is attributable to such net Tax Benefit plus the amount of any additional tax savings realized as a result of such payment to Lessee; PROVIDED, HOWEVER, that no Indemnitee shall be obligated to make any payment pursuant to this SECTION 8.8 to the extent that the amount of such payment would exceed (A) the amount of all prior Taxes paid by Lessee to or for the account of such Indemnitee pursuant to ARTICLE 8 less
(B) the amount of all prior payments by such Indemnitee to Lessee pursuant to this SECTION 8.8, but any such excess shall reduce PRO TANTO any amount that Lessee is subsequently obligated to pay pursuant to this ARTICLE 8; PROVIDED FURTHER, HOWEVER, that no Indemnitee shall be required to make any payment to Lessee pursuant to this SECTION 8.8 so long as a Lease Event of Default shall be continuing.

     Any Taxes that are imposed on any Indemnitee as a result of the disallowance or reduction of any Tax Benefit (other than by reason of a foreign tax liability arising in a subsequent year) referred to in this subsection as to which an Indemnitee has made in full the payment to Lessee required hereby shall be treated as a Tax for which Lessee is obligated to indemnify an Indemnitee pursuant to the provisions of Section 8.1 hereof but without regard to the provisions of Section 8.2 (other than SECTION 8.2.6, 8.2.8 or 8.2.11).

     If any Indemnitee shall receive a refund of, or receive a credit for (or would have received such a refund or credit but for a counterclaim or other claim not indemnified by Lessee hereunder (a "DEEMED REFUND OR CREDIT")) all or any part of any Taxes paid, reimbursed or advanced by Lessee pursuant to this Article 8, such Indemnitee shall pay to Lessee an amount equal to the sum of (1) any interest received with such refund fairly attributable to the Taxes paid, reimbursed or advanced by Lessee (or, in the case of a deemed refund or credit, the interest that would have been received but for the counterclaim or other claim not indemnified by Lessee) (after reduction by any Taxes incurred by such Indemnitee by reason of the receipt or accrual of such interest and increased by the amount of Taxes that would be saved by reason of the payment or accrual of the amount described in this clause (1)) and (2) the lesser of (A) the amount of such refund or credit or deemed refund or credit (after reduction by any Taxes incurred by such Indemnitee by reason of the receipt of such refund or credit or deemed refund or credit and increased by the amount of Taxes that would be saved by reason of the payment or accrual of the amount described in this clause (A)) and (B) such Tax payment, reimbursement or advance by Lessee to such Indemnitee plus any other payment in respect of Taxes (but not the cost of the contest thereof) by Lessee to such Indemnitee theretofore made pursuant to this Article 8, it being intended that such Indemnitee shall retain a net Tax Benefit pursuant to this Article 8 only if Lessee shall first have been reimbursed for any payments in respect of Taxes by it to such Indemnitee pursuant to this Article 8; PROVIDED, HOWEVER, that such Indemnitee shall not be obligated to make any payment to Lessee pursuant to this sentence while a Lease Event of Default shall have occurred and be continuing. If any Indemnitee shall have paid Lessee any refund of all or part of any Tax paid by Lessee and it is subsequently determined that such Indemnitee was not entitled to the refund, such determination shall be treated as the imposition of a Tax for which Lessee is obligated to indemnify such Indemnitee pursuant to the provisions of this Article 8 without regard to any exclusions.

                                    ARTICLE 9

                                  MISCELLANEOUS

     SECTION 9.1 CUMULATIVE REMEDIES; NO WAIVER. The rights, powers, privileges and remedies of the Trustee and the Holders provided herein or in any Certificate or other Operative Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Trustee or any Holder in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Section
2.1 and ARTICLE III hereof are inserted for the sole benefit of the Trustee and the Holders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Certificate Advance without prejudicing the Trustee's or the Holders' rights to assert them in whole or in part in respect of any other Certificate Advance.

     SECTION 9.2  COSTS, EXPENSES AND TAXES.  Lessee shall pay within five
(5) Business Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Trustee and Arranger in connection with the negotiation, preparation, syndication, execution and delivery of the Operative Documents and any amendment thereto or waiver thereof. Lessee shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Trustee and the Holders in connection with the refinancing, restructuring, reorganization (INCLUDING a bankruptcy reorganization) and enforcement or attempted enforcement of the Operative Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (INCLUDING reasonably allocated costs of legal counsel employed by the Trustee or any Holder), independent public accountants and other outside experts retained by the Trustee or any Holder, whether or not such costs and expenses are incurred or suffered by the Trustee or any Holder in connection with or during the course of any bankruptcy or insolvency proceedings of Lessee or any Subsidiary thereof. Such costs and expenses shall also include, in the case of any amendment or waiver of any Operative Document requested by Lessee, the administrative costs of the Trustee reasonably attributable thereto. Lessee shall pay any and all documentary and other taxes pursuant to Article 8. Any amount payable to the Trustee or any Holder under this Section shall bear interest from the second Business Day following the date of demand for payment at the Default Rate.

     SECTION 9.3 NATURE OF HOLDERS' OBLIGATIONS. The obligations of the Holders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Operative Document and no action taken by the Trustee or the Holders or any of them pursuant hereto or thereto may, or may be deemed to, make the Holders a partnership, an association, a joint venture or other entity, either among themselves or with the Lessee or any Affiliate of Lessee. Each Holder's obligation to make any Advance pursuant hereto is several and not joint or joint and several, and in the case of the initial Certificate Advance only is conditioned upon the performance by all other Holders of their obligations to make initial Advances. A default by any Holder will not increase the Commitment Percentage of any other Holder. Any Holder not in default may, if it desires, assume in such proportion as the nondefaulting Holders agree the obligations of any Holder in default, but is not obligated to do so.

     SECTION 9.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or in any other Operative Document, or in any certificate or other writing delivered by or on behalf of any one or more of the parties to any Operative Document, will survive the making of the Advances hereunder and the execution and delivery of the Certificates, and have been or will be relied upon by the Trustee and each Holder, notwithstanding any investigation made by the Trustee or any Holder or on their behalf.

     SECTION 9.5 NOTICES. EXCEPT as otherwise expressly provided in the Operative Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Operative Document must be in writing and must be mailed, telegraphed, telecopied, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Operative Document or, as to any party to any Operative Document, at any other address as may be designated by it in a written notice sent to all other parties to such Operative Document in accordance with this Section. EXCEPT as otherwise expressly provided in any Operative Document, if any notice, request, demand, direction or other communication required or permitted by any Operative Document is given by mail it will be effective on the earlier of receipt or the fourth Business Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telecopier, when sent; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered.

     SECTION 9.6 EXECUTION OF OPERATIVE DOCUMENTS. Unless the Trustee otherwise specifies with respect to any Operative Document, (a) this Agreement and any other Operative Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original (except to the extent set forth in Section 15.3 of the Lease) and all of which counterparts of this Agreement or any other Operative Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Operative Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

     SECTION 9.7 NO THIRD PARTIES BENEFITED. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Lessee the Trustee and the Holders in connection with the Advances, and is made for the sole benefit of Lessee the Trustee and the Holders, and the Trustee's and the Holders' successors and assigns. EXCEPT as provided in Sections 6.2 and 6.3, no other Person shall have any rights of any nature hereunder or by reason hereof.

     SECTION 9.8 CONFIDENTIALITY. Each Holder agrees to hold any confidential information that it may receive from Lessee pursuant to this Agreement or other Operative Documents in confidence, EXCEPT for disclosure:
(a) to other Holders; (b) to legal counsel and accountants for Lessee or any Holder; (c) to other professional advisors to Lessee or any Holder, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section; (d) to regulatory officials having jurisdiction over that Holder; (e) to any Gaming Board having regulatory jurisdiction over Lessee or its Subsidiaries, provided that each Holder agrees to notify Lessee of any such disclosure unless prohibited by applicable Laws; (f) as required by Law or legal process, provided that such Holder agrees to notify Lessee of any such disclosures unless prohibited by applicable Laws or in connection with any legal proceeding to which that Holder and Lessee are adverse parties; and (g) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Holder's interests hereunder or a participation interest in its Certificate, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section. For purposes of the foregoing, "confidential information" shall mean any information respecting Lessee or its Subsidiaries reasonably considered by Lessee to be confidential, OTHER THAN (i) information previously filed with any Governmental Agency and available to the public,

(ii) information previously published in any public medium from a source other than, directly or indirectly, that Holder, and (iii) information previously disclosed by Lessee to any Person not associated with Lessee without a confidentiality agreement or obligation substantially similar to this Section. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Trustee or the Holders to Lessee.

     SECTION 9.9 INTEGRATION. This Agreement, together with the other Operative Documents to which Lessor, Lessee, the Holders or any of them are party, the Arranger Fee Letter and the letters referred to in SECTION 2.1.6, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of such other Operative Document, the provisions of this Agreement shall control and govern; PROVIDED that the inclusion of supplemental rights or remedies in favor of the Trustee or the Holders in any other Operative Document shall not be deemed a conflict with this Agreement. Each Operative Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

     SECTION 9.10 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the local Laws of Nevada applicable to contracts made and performed in Nevada.

     SECTION 9.11 SEVERABILITY OF PROVISIONS. Any provision in any Operative Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Operative Documents are declared to be severable.

     SECTION 9.12 HEADINGS. Article and Section headings in this Agreement and the other Operative Documents are included for convenience of reference only and are not part of this Agreement or the other Operative Documents for any other purpose.

     SECTION 9.13 TIME OF THE ESSENCE. Time is of the essence of the Operative Documents.

     SECTION 9.14 GAMING BOARDS. The Trustee and each of the Holders agree to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over Lessee and its Subsidiaries, INCLUDING the provision of such documents or other information as may be requested by any such Gaming Board relating to Lessee or any of its Subsidiaries or to the Operative Documents.

     SECTION 9.15 AMENDMENTS. Neither this Agreement nor any of the other Operative Documents nor any of the terms hereof or thereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification shall be sought; and no such termination, amendment, supplement, waiver or modification shall be effective unless a signed copy thereof shall have been delivered to the Trustee and the Lessee. Trustee and the Lessee shall not be permitted to amend, modify or supplement the Lease or any other Operative Document (subject, in the case of the Sublease, to Section 5.15) without the written consent of the Requisite Holders; PROVIDED, that without the prior written consent of each Holder, the Trustee shall not:

          9.15.1 modify any of the provisions of this SECTION 9.15, change the definition of "Requisite Holders", or modify or waive any provision of any Operative Document requiring action by any of the foregoing, or release any of the interest of the Holders in the Equipment (except as otherwise specifically provided in any Operative Document);

          9.15.2 reduce the amount or change the time of payment of any amount of principal owing or payable under any Certificate or Yield or interest (however characterized) owing or payable on any Certificate, or modify any of the provisions of Section 2.2 of the Trust Agreement;

          9.15.3 modify, amend, waive or supplement any of the provisions of Sections 3.1, 3.2, 3.4, 4, 5.1, 5.2, Article VII and Article X of the Lease;

          9.15.4 reduce, modify, amend or waive any indemnities in favor of any Holder;

          9.15.5 reduce the amount or change the time of payment of Rent or the Lease Balance;

          9.15.6 consent to any assignment of Lease releasing Lessee from its obligations to pay Rent or the Lease Balance or changing the absolute and unconditional character of such obligations; or

          9.15.7 permit the creation of any Lien on the Trust Estate or any part thereof except as contemplated by the Operative Documents, or deprive any Holder of the benefit of the security interest and Lien secured by the Trust Estate.

     SECTION 9.16 RELEASE OF LIEN. Each Holder hereby instructs the Trustee to release the Lien created by the Lease against the Equipment at the expense of Lessee promptly upon Lessee's payment in full in immediately available funds of the Lease Balance and of all other amounts then due and owing under the Operative Documents; PROVIDED that nothing in this Section or in any instrument effecting such a release shall release the Lien of the Lender Group under the Secured Credit Agreement in the Equipment.

          Each Holder, at the expense of the Lessee, will promptly and duly execute and deliver all documents and take such further action as may be necessary to release, in accordance with the preceding paragraph, the Liens, including if requested by Lessee the recording or filing of any document evidencing the release of such Liens in accordance with the laws of the appropriate jurisdictions.

     SECTION 9.17 BROKERS. None of the parties has engaged or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker, finder, investment banker, agent or any other like capacity in connection with this Lease or the transactions contemplated hereby, except that Lessee has engaged the Arranger to act as such.

     SECTION 9.18 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY OPERATIVE DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO ANY OPERATIVE DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     SECTION 9.19 PURPORTED ORAL AMENDMENTS. LESSEE EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER OPERATIVE DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 9.15. LESSEE AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE TRUSTEE OR ANY HOLDER THAT DOES NOT COMPLY WITH SECTION 9.15 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                       STATION CASINOS, INC., as Lessee


                                       By:  /s/ Glenn C. Christenson
                                          ----------------------------------
                                               Glenn C. Christenson
                                            Executive Vice President,
                                             Chief Financial Officer
                                                   and Treasurer

                                       Address:

                                       Station Casinos, Inc.
                                       2411 West Sahara Avenue
                                       Las Vegas, Nevada  89102

                                       Attn:  Glenn C. Christenson
                                               Executive Vice President

                                       Telecopier:    (702) 367-2424
                                       Telephone:     (702) 367-2484


                                       With a copy to:

                                       Station Casinos, Inc.
                                       2411 West Sahara Avenue
                                       Las Vegas, Nevada  89102

                                       Attn:  Bill Warner
                                               Director of Finance

                                       Telecopier:  (702) 221-2424
                                       Telephone:   (702) 221-6620

                                       FIRST SECURITY TRUST COMPANY OF NEVADA,
                                       not in its individual capacity except as expressly stated herein, but solely as Lessor and Trustee


                                       By: /s/ Nancy M. Dahl
                                          -----------------------------------
                                          Nancy M. Dahl
                                          Trust Officer

                                       Address:

                                       First Security Trust Company of Nevada
                                       c/o First Security Bank, N.A.
                                       79 South Main Street
                                       Salt Lake City, Utah  84111

                                       Attn:  Corporate Trust Services

                                       Telecopier:  (801) 246-5053
                                       Telephone:   (801) 246-5630



                                       BA LEASING & CAPITAL CORPORATION, as a
                                       Holder


                                       By: /s/ Sara Fitch
                                           ----------------------------------
                                          Sara Fitch
                                          Vice President

                                       Address:

                                       BA Leasing & Capital Corporation
                                       555 California Street, 4th Floor
                                       San Francisco, California  94104

                                       Attn:  Contract Administration

                                       Telecopier:  (415) 765-7373
                                       Telephone:   (415) 765-7427

                                       BANCBOSTON LEASING INC., as a Holder


                                       By:  /s/  James D Tighe
                                           ----------------------------------
                                            James D. Tighe; Vice President
                                           ----------------------------------


                                       Address:

                                       BancBoston Leasing Inc.
                                       100 Federal Street,
                                       Mail Stop 01-09-07
                                       Boston, Massachusetts  02110

                                       Attn:  Linda Crothers
                                               Manager - Indirect Origination

                                       Telecopier:    (617) 434-0112
                                       Telephone:     (617) 434-7874

                                       ABN AMRO BANK N.V. SAN FRANCISCO
                                       INTERNATIONAL BRANCH, as a Holder

                                       By:  ABN AMRO NORTH AMERICA, INC.
                                            as Agent


                                       By: /s/ Bradford H. Lehy
                                           ----------------------------------
                                           Bradford H. Lehy, Officer
                                           ----------------------------------

                                       By: /s/ Jan-Paul Kranendonk
                                           ----------------------------------
                                           Jan-Paul Kranendonk
                                           Vice President and Director
                                           ----------------------------------
                                       Address:

                                       ABN AMRO Bank N.V. San Francisco
                                       International Branch
                                       101 California Street, Suite 4550
                                       San Francisco, California  94111

                                       Attn:  Jeffrey French
                                               Vice President and Director

                                       Telecopier:    (415) 362-3524
                                       Telephone:     (415) 984-3703



                                       SOCIETE GENERALE FINANCIAL CORPORATION,
                                       as a Holder


                                       By: /s/ Castellano
                                           ----------------------------------
                                           John Castellano
                                           Vice President

                                       Address:

                                       Societe Generale Financial Corporation
                                       1221 Avenue of the Americas
                                       New York, New York  10020

                                       Attn:  Edward Grimm


                                       Telecopier:    (212) 278-6789
                                       Telephone:     (212) 278-6450

                                       ORIX USA CORPORATION, as a Holder


                                       By  /s/ Frank Anton
                                           ----------------------------------
                                           Frank Anton
                                           Vice President

                                       Address:

                                       ORIX USA Corporation
                                       One Bush Street, Suite 250
                                       San Francisco, California  94104

                                       Attn:  Frank Anton
                                               Vice President

                                       Telecopier:    (415) 433-7343
                                       Telephone:     (415) 433-0300



                                       THE LONG-TERM CREDIT BANK OF JAPAN, LTD.,
                                       LOS ANGELES AGENCY, as a Holder


                                       By: /s/ Paul Clifford
                                           ----------------------------------
                                           Paul Clifford
                                           Deputy General Manager

                                       Address:

                                       The Long-Term Credit Bank of Japan, Ltd.,
                                       Los Angeles Agency
                                       350 South Grand Avenue, Suite 3000
                                       Los Angeles, California  90071

                                       Attn:  Paul Clifford
                                              Deputy General Manager

                                       Telecopier:    (213) 622-6908
                                       Telephone:     (213) 629-5777

                                       THE NIPPON CREDIT BANK, LTD., LOS
                                       ANGELES AGENCY, as a Holder


                                       By: /s/ Jay Schwartz
                                           ----------------------------------
                                           Jay Schwartz
                                           Vice President and Manager

                                       Address:

                                       The Nippon Credit Bank, Ltd.,
                                       Los Angeles Agency
                                       550 South Hope Street, Suite 2500
                                       Los Angeles, California  90071

                                       Attn:  Jay Schwartz
                                               Vice President and Manager

                                       Telecopier:    (213) 892-0111
                                       Telephone:     (213) 243-5722



                                       PNC LEASING CORP, as a Holder


                                       By: /s/ David J. Keener
                                           ----------------------------------
                                           David J. Keener
                                           Vice President

                                       Address:

                                       PNC Leasing Corp
                                       620 Liberty Avenue
                                       2 PNC Plaza, 13th Floor
                                       Pittsburgh, Pennsylvania  15265

                                       Attn:  Manager, Administration


                                       Telecopier:    (412) 762-7575
                                       Telephone:     (412) 762-4981

                                       BANK OF THE WEST, as a Holder


                                       By: /s/ Dale Kobser
                                           ----------------------------------
                                           Dale Kobsar
                                           Regional Vice President

                                       Address:

                                       Bank of the West
                                       1450 Treat Boulevard
                                       Walnut Creek, California  94596

                                       Attn:  Dale Kobsar
                                               Regional Vice President

                                       Telecopier:    (510) 930-5635
                                       Telephone:     (510) 942-8463



                                       FIRST SECURITY BANK, N.A., as a Holder


                                       By: /s/ David Williams
                                           ----------------------------------
                                           David Williams
                                           Vice President

                                       Address:

                                       First Security Bank, N.A.
                                       Commercial Banking Division
                                       15 East 100 South, 2nd Floor
                                       Salt Lake City, Utah  84111

                                       Attn:  David Williams
                                               Vice President

                                       Telecopier:    (801) 246-5532
                                       Telephone:     (801) 246-5540

                                       MCDONNELL DOUGLAS FINANCE CORPORATION,
                                       as a Holder


                                       By: /s/ Daniel O. Anderson
                                           ----------------------------------
                                           Daniel O. Anderson
                                           Vice President - Operations

                                       Address:

                                       McDonnell Douglas Finance Corporation
                                       4060 Lakewood Boulevard, 6th Floor
                                       Long Beach, California 90808

                                       Attn:  Jim Hammersmith
                                              Director - Operations

                                       Telecopier:    (310) 627-3002
                                       Telephone:     (310) 627-3238

                                   APPENDIX 1
                                       to
                             Participation Agreement

                         DEFINITIONS AND INTERPRETATION


     A. INTERPRETATION. In each Operative Document, unless a clear contrary intention appears:

               (i) USE OF DEFINED TERMS. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

               (ii) ACCOUNTING TERMS. All accounting terms not specifically defined in this Appendix shall be construed in conformity with, and all financial data required to be submitted by the Participation Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, EXCEPT as otherwise specifically prescribed herein. In the event that GAAP changes during the term of the Participation Agreement such that the covenants contained in
     Section 5.17 of the Participation Agreement would then be calculated in a different manner or with different components, (a) Lessee and the Holders agree to amend such covenants in such respects as are necessary to conform those covenants as criteria for evaluating Lessee's financial condition to substantially the same criteria as were effective prior to such change in GAAP and (b) Lessee shall be deemed to be in compliance with the covenants contained in the aforesaid Section if and to the extent that Lessee would have been in compliance therewith under GAAP as in effect immediately prior to such change, and shall have the obligation to deliver each of the materials described in Section 5.14 of the Participation Agreement to the Trustee and the Holders, on the dates therein specified, with financial data presented in a manner which conforms with GAAP as in effect immediately prior to such change.

               (iii) ROUNDING. Any financial ratios required to be maintained by Lessee pursuant to Section 5.17 of the Participation Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in the Participation Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in the Participation Agreement.

               (iv) EXHIBITS AND SCHEDULES. All Exhibits and Schedules to the Participation Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

               (v) REFERENCES TO "LESSEE AND ITS SUBSIDIARIES". Any reference herein to "Lessee and its Subsidiaries" or the like shall refer solely to Lessee during such times, if any, as Lessee shall have no Subsidiaries.

               (vi) MISCELLANEOUS TERMS. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

     B. DEFINED TERMS. Unless a clear contrary intention appears, terms defined herein have the respective meanings indicated below when used in each Operative Document.

               "ADDITIONAL COSTS" means the amounts payable pursuant to Sections 7.3 and 7.4 of the Participation Agreement.

               "ADVANCE" means, as the context may require, the advance of funds by the Holders to the Trustee, and the advance by the Trustee to the Lessee pursuant to Articles II and III of the Participation Agreement to finance the acquisition of the Equipment.

               "ADVANCE DATE" means the actual date on which the Advance is made pursuant to the Participation Agreement.

               "ADVANCE REQUEST" is defined in Section 2.4.1 of the Participation Agreement.

               "AFFILIATE" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); PROVIDED that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to be an Affiliate of such corporation, partnership or other Person.

               "AFTER-TAX BASIS" means, with respect to any payment to be received (taking into account any tax savings or reductions in the amount of any Tax not indemnifiable hereunder as a result of circumstances giving rise to a Tax for which an indemnity payment has been made), the amount of such payment increased so that, after deduction of the amount of all taxes required to be paid by the recipient with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made. In making a determination of the increased payment, it shall be assumed that the Indemnitee was subject to taxation at the highest marginal Federal rates applicable to widely-held corporations for the year in which such income is taxed and the state and local income tax rate shall be assumed to be 8.5%.

               "ALTERATION" means a Permitted Alteration and a Required Alteration.

               "ALTERNATE BASE RATE" means, as of any date of determination, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the HIGHER OF (a) the Reference Rate in effect on such date and (b) the Federal Funds Rate in effect on such date plus 1/2 of 1% (50 basis points).

               "ALTERNATE BASE RATE CERTIFICATE ADVANCE" means a Certificate Advance bearing interest by reference to the Alternate Base Rate.

               "ALTERNATE BASE RATE MARGIN" means, for any Alternate Base Rate Certificate Advance, the number of basis points which, when added to the Alternate Base Rate as of the date the Alternate Base Rate Certificate Advance was made as or converted into an Alternate Base Rate Certificate Advance, would have resulted in an interest rate equal to the sum of the Eurodollar Rate that would have applied on that date for a Eurodollar Rate Certificate Advance with a three month Eurodollar Period plus 2.25% (225 basis points).

               "AMORTIZATION SCHEDULE" is defined in Section 3.2 of the Participation Agreement.

               "APPLICABLE EURODOLLAR MARGIN" means a margin above the Eurodollar Rate equal to 2.25% (225 basis points).

               "APPLICABLE YIELD RATE" means the rate per annum at which interest accrues

               (a) on a Certificate Advance maintained from time to time as an Alternate Base Rate Certificate Advance equal to the Alternate Base Rate from time to time in effect plus the Alternate Base Rate Margin; and

               (b)    on a Certificate Advance maintained as a Eurodollar
    Rate Certificate Advance, during each Yield Period applicable thereto, equal to the Eurodollar Rate then in effect PLUS the Applicable Eurodollar Margin.

               "APPRAISAL REPORT CONFIRMATION" means a report by the Appraiser confirming that the specific Equipment to be purchased on an Advance Date is within the pertinent Category of Equipment identified in the Preliminary Appraisal Report and identifying the applicable Category.

               "APPRAISER" means The Rice Group or such other independent qualified appraiser acceptable to the Requisite Holders.

               "ARRANGEMENT FEE" means the arrangement fee payable to the Arranger in the amount set forth in the Arranger Fee Letter.

               "ARRANGER" means BA Leasing & Capital Corporation.

               "ARRANGER FEE LETTER" means the letter dated July 19, 1996, issued by the Arranger to the Lessee.

               "ASSIGNMENT OF SUBLEASE" means the Assignment of Sublease, dated as of the Closing Date, between Lessee and Trustee, substantially in the form of Exhibit D to the Participation Agreement.

               "BASE PERIOD" means the period commencing on the date immediately following the last day of the Interim Period and ending on the Maturity Date, unless earlier terminated.

               "BASE SUBLEASE PERIOD" means the period commencing on the date immediately following the last day of the Interim Sublease Period and ending on the Maturity Date, unless earlier terminated.

               "BASE VALUE" means, as of any date of determination, the sum of (a) Lessor's Cost as of such date plus (b) the capitalized value (determined in accordance with GAAP) of the Interim Rent payable through such date.

               "BILL OF SALE" means a bill of sale, substantially in the form of Exhibit G to the Participation Agreement, to be delivered by Lessee to the Trustee pursuant to the provisions of the Participation Agreement.

               "BUSINESS DAY" means any Monday, Tuesday, Wednesday, Thursday or Friday, OTHER THAN a day on which banks are authorized or required to be closed in California, Nevada or New York.

               "CAPITAL LEASE OBLIGATIONS" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

               "CASUALTY" means (a) as to an item of Equipment, an event or occurrence in which an item of Equipment is lost, stolen, totally destroyed, irreparably damaged from any cause whatsoever, damaged beyond economic repair, or rendered permanently unfit for normal use for any reason whatsoever (other than obsolescence) or damaged so as to result in an insurance settlement on the basis of a total loss or a constructive or compromised total loss, or taken or requisitioned by Condemnation and (b) as to all of the Equipment, the passage of thirty (30) days after the commencement of the Base Period, if a Failure of Completion has occurred.

               "CASUALTY RECOVERIES" means the proceeds of any recovery in respect of any Casualty from insurance, a Governmental Agency or otherwise.

               "CATEGORY OF EQUIPMENT" means, individually, each of the ten categories of Equipment set forth in Schedule V to the Participation Agreement.

               "CERTIFICATE" means a Certificate, dated as of the Closing Date executed by the Trustee and delivered to each Holder substantially in the form of Exhibit A to the Trust Agreement.

               "CERTIFICATE OF ACCEPTANCE" means each Certificate of Acceptance, fully executed by the Lessee and the Sublessee, accepting the Equipment under the Lease and the Sublease, substantially in the form of Exhibit H to the Participation Agreement.

               "CERTIFICATE ADVANCE" means an Advance made by the Holder to the Trustee pursuant to Section 2.4 of the Participation Agreement.

               "CHANGE OF CONTROL" means (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 40% or more of the outstanding Common Stock and at such time the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, at least the same percentage of Common Stock as is beneficially owned by such Unrelated Person, (b) Lessee consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person or any Person consolidates with or merges into Lessee, in either event pursuant to a transaction in which the outstanding Common Stock is changed into or exchanged for cash, securities or other property, with the effect that any Unrelated Person (OTHER THAN the Existing Equity Holders) becomes the beneficial owner, directly or indirectly, of 40% or more of Common Stock and at such times the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, at least the same percentage of Common Stock as is beneficially owned by such Unrelated person or (c) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of Lessee (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office. For purposes of the foregoing, the term "UNRELATED PERSON" means any Person OTHER THAN (i) a Subsidiary of Lessee, (ii) an employee stock ownership plan or other employee benefit plan covering the employees of Lessee and its Subsidiaries or (iii) any of the Existing Equity Holders, the term "EXISTING EQUITY HOLDERS" means Frank J. Fertitta III, Blake L. Sartini, Delise F. Sartini, Lorenzo J. Fertitta, Glenn C. Christenson,

Joseph F. Canfora and Scott M. Nielson and their executors, administrators or the legal representatives of their estates, their heirs, distributees and beneficiaries, any trust as to which any of the foregoing is a settlor or co-settlor and any corporation, partnership or other entity which is an Affiliate of any of the foregoing, and any lineal descendants of such Persons, but only to the extent that the beneficial ownership of Common Stock held by such lineal descendants was directly received (by gift, trust or sale) from any such Person and the term "COMMON STOCK" means the voting common stock of Lessee.

               "CHARGES" means freight, installation and applicable sales or use taxes (or similar taxes, subject to the approval of the Holders) imposed upon an item of Equipment.

               "CLAIMS" means liabilities, obligations, damages, losses, demands, penalties, fines, claims, actions, suits, administrative and judicial proceedings, judgments, orders, enforcement actions of any kind and settlements, and any costs, fees, expenses and disbursements (including reasonable legal fees and expenses and reasonable costs of investigation) of any kind and nature whatsoever related to any of the foregoing.

               "CLOSING DATE" is defined in Section 2.1 of the Participation Agreement.

               "CODE" means the Internal Revenue Code of 1986, as amended or replaced and in effect from time to time.

               "COMMITMENT" means (i) with respect to each Holder, the obligation of the Holder to make Certificate Advances to Trustee at the request of Lessee in an aggregate principal amount not to exceed the amount set forth opposite the Holder's name on SCHEDULE I to the Participation Agreement, and (ii) with respect to Trustee, the obligation of Trustee to make the Advance (to the extent Trustee receives Certificate Advances from the Holders).

               "COMMITMENT AMOUNT" means $40,000,000.

               "COMMITMENT PERCENTAGE" means, as to any Holder at a particular time, the percentage of the aggregate Commitments in effect at such time represented by such Holder's Commitment or, if the Commitments are not then in effect, the percentage of the aggregate Certificate Advances represented by such Holder's Certificate Advances.

               "COMMITMENT PERIOD" means the period commencing on the Closing Date and ending on the End Date nearest the earlier of (i) the Outside Delivery Date and (ii) the date the aggregate Commitments are reduced to zero.

               "COMPLETION" means, as of any date of determination, that on such date substantially all of the Equipment is assembled, installed, in operation and available to perform its function (if any) set forth in the Construction Plans, and has been accepted by Lessee under the Lease.

               "COMPLETION DATE" means the date upon which the Project is open for business to the general public with (a) at least 95% of the hotel rooms provided for in the Construction Plans ready for occupancy, (b) at least 95% of the square footage of casino space provided for in the Construction Plans ready for gaming and (c) substantially all other amenities of the Project substantially complete.


               "CONDEMNATION" means any condemnation, requisition, confiscation, seizure or other taking or sale of the use, access, occupancy, easement rights or title to the Equipment or any part thereof, wholly or partially (temporarily or permanently), by or on account of any actual or threatened eminent domain proceeding or other taking of action by any Person having the power of eminent domain or otherwise, or any transfer made in lieu of any such proceeding or action. A Condemnation shall be deemed to have occurred on the earliest of the dates that use, occupancy or title vests in the condemning authority.

               "CONSENT TO SUBLEASE ASSIGNMENT" means a Consent to Sublease Assignment substantially in the form of Exhibit E to the Participation Agreement, to be delivered by Sublessee to the Trustee pursuant to the provisions of the Participation Agreement.

               "CONSTRUCTION PLANS" means all drawings, plans and specifications relating to the Project prepared by or for Lessee or Sublessee, as the same may be amended or supplemented from time to time, and, if required, submitted to and approved by the Clark County Building Department, all of which plans and specifications describe and set forth the plans and specifications for the construction of the Project and the labor and materials necessary for the construction thereof.

               "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its property is bound.

               "CORPORATE TRUST DEPARTMENT" means the principal corporate trust office of Trustee, located at 530 Las Vegas Boulevard South, Las Vegas, Nevada 89101, Attention: Corporate Trust Department, or such other office at which the corporate trust business of Trustee is administered and which Trustee specifies by notice in writing to Lessee, Sublessee and each Holder.

               "DEBTOR RELIEF LAWS" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

               "DEFAULT" means any event that, with the giving of notice or passage of time, or both, would be an Event of Default.

               "DEFAULT RATE" means the lesser of (a) the highest interest rate permitted by Law and (b) an interest rate per annum equal to the average of the then Applicable Yield Rates plus 2% per annum.

               "DESIGNATED EURODOLLAR MARKET" means, with respect to a Eurodollar Certificate Advance, (a) the London Eurodollar Market, (b) if prime banks in the London Eurodollar Market are at the relevant time not accepting deposits of Dollars or if Requisite Holders determine in good faith that the London Eurodollar Market does not represent at the relevant time the effective pricing to the Holders for deposits of Dollars in the London Eurodollar Market, the Cayman Islands Eurodollar Market or (c) if prime banks in both the London and Cayman Islands Eurodollar Markets are at the relevant time not accepting deposits of Dollars or if Requisite Holders determine in good faith that neither the London nor the Cayman Islands Eurodollar Market represents at the relevant time the effective pricing to the Holders for deposits of Dollars in such Eurodollar Market, such other Eurodollar Market as may from time to time be selected by Requisite Holders with the approval of Lessee.

               "DOLLARS" or "$" mean United States dollars.

               "ELIGIBLE ASSIGNEE" means (a) another Holder, (b) with respect to any Holder, any Affiliate of that Holder, (c) any commercial bank having a combined capital and surplus of $100,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has a net worth of $100,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under the Participation Agreement and
(C) is operationally and procedurally able to meet the obligations of a Holder under the Participation Agreement to the same degree as a commercial bank and (e) any other financial institution (INCLUDING a mutual fund or other fund) having total assets of $100,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; PROVIDED that (I) each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 12.21 and (II) to the extent required under applicable Gaming Laws, each Eligible Assignee must be registered with, approved by, or not disapproved by (whichever may be required under applicable Gaming Laws), all applicable Gaming Boards.

               "END DATE" means the last day of a Eurodollar Period.

               "EQUIPMENT" means, individually, each item of equipment set forth in a Certificate of Acceptance as generally described on Schedule V of the Participation Agreement, and, collectively, each of the foregoing, together with any substitutions therefor, replacements thereof and additions thereto from time to time pursuant to the Operative Documents.

               "EQUIPMENT COST" means, as to any item of Equipment, the invoice cost of such item of Equipment, plus related Charges; PROVIDED that the aggregate Charges for all items of Equipment shall not exceed twenty percent (20%) of the aggregate invoice cost for all items of Equipment.

               "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

               "ERISA AFFILIATE" means each Person (whether or not incorporated) which is required to be aggregated with the Lessee pursuant to the requirements of Section 414 of the Code.

               "EURODOLLAR BUSINESS DAY" means any Business Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

               "EURODOLLAR MARKET" means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

               "EURODOLLAR OFFICE" means, as to each Holder, its office or branch so designated by written notice to Lessee and the Trustee as its Eurodollar Lending Office. If no Eurodollar Office is designated by a Holder, its Eurodollar Office shall be its office at its address for purposes of notices hereunder.

               "EURODOLLAR OBLIGATIONS" means eurocurrency liabilities, as defined in Regulation D or any comparable regulation of any Governmental Agency having jurisdiction over any Holder.

               "EURODOLLAR PERIOD" means, as to each Eurodollar Rate Certificate Advance, the three (3) month period commencing on the related Eurodollar Period Commencement Date, PROVIDED that:

               (a) On and after July 1, 2000, Lessee may by written notice to the Trustee designate Eurodollar Periods of one (1) or two (2) months for all or a portion of any Eurodollar Rate Certificate Advance expiring on or after that date;

               (b) Lessee may at any time after the Permitted Refi Date deliver to the Trustee written notice of its good faith intention to elect the early termination option in the Lease within the period ending on the last day of the Eurodollar Period that is then approximately three months from such date and, on and after such date and for so long as Lessee continues to hold such good faith intention, Lessee may by written notice to the Trustee designate Eurodollar Periods of one (1) or two (2) months for all or any part of any Eurodollar Rate Loan expiring during such period;

               (c) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Eurodollar Period shall end on the next preceding Eurodollar Business Day;

               (d) In the event that, absent this clause, there would not be an End Date occurring during the period from September 25, 1997 through October 5, 1997, then Lessee shall designate a Eurodollar Period commencing during the preceding two month period to be a one month or a two month Eurodollar Period such that an End Date will occur during the period from September 25, 1997 through October 5, 1997;

               (e)  No Eurodollar Period shall extend beyond the Maturity Date.

               "EURODOLLAR PERIOD COMMENCEMENT DATE" means (a) in the case of a Eurodollar Rate Certificate Advance into which an Alternate Base Rate Certificate Advance is converted pursuant to Section 2.3.2 of the Participation Agreement the Eurodollar Business Day nearest to the first day of the calendar month following the calendar month in which such Alternate Base Rate Certificate Advance was made (or, if there is no such nearest Eurodollar Banking Day, then the last Eurodollar Banking Day in the calendar month in which such Alternate Base Rate Certificate Advance was made); PROVIDED, however, that (i) if such Eurodollar Business Day is not at least three (3) Eurodollar Business Days after the date such Alternate Base Rate Loan was made, then the Eurodollar Period Commencement Date shall be the first Eurodollar Business Day that is at least three (3) Eurodollar Business Days after the date such Alternate Base Rate Certificate Advance was made and
(ii) in any event, if such Eurodollar Business Day does not coincide with the last day of the Eurodollar Period for another Eurodollar Rate Certificate Advance (if any) expiring on or about the first day of such calendar month, then the Eurodollar Commencement Date shall be the last day of the Eurodollar Period for such expiring other Eurodollar Rate Certificate Advance and (b) in the case of a Eurodollar Rate Certificate Advance into which an expiring Eurodollar Rate Certificate Advance is converted pursuant to Section 2.3.2 of the Participation Agreement, the last day of the Eurodollar Period for that expiring Eurodollar Rate Certificate Advance.

               "EURODOLLAR RATE" means, with respect to any Eurodollar Rate Certificate Advance, the interest rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) at which deposits in Dollars are offered by Bank of America NT&SA (or other designee of Trustee) to prime banks in the Designated Eurodollar Market at or about 11:00 a.m. local time in the Designated Eurodollar Market, two (2) Eurodollar Business Days before the first day of the applicable Eurodollar Period in an aggregate amount approximately equal to the amount of such Eurodollar Rate Certificate Advance and for a period of time comparable to the number of days in the applicable Eurodollar Period.

               "EURODOLLAR RATE CERTIFICATE ADVANCE" means a Certificate Advance bearing interest by reference to the Eurodollar Rate.

               "EVENT OF DEFAULT" means a Lease Event of Default.

               "FAILURE OF COMPLETION" is defined in Section 5.18 of the Participation Agreement.

               "FAIR MARKET SALES VALUE" shall mean, with respect to any item of Equipment as of any date, the retail price which a purchaser would pay to purchase such item in an arm's-length transaction between a willing buyer and a willing seller, neither of them being under any compulsion to buy or sell. In making any determination of Fair Market Sales Value, Appraiser may assume (except for any determination made pursuant to Section 7.4 of the Participation Agreement) that such Equipment has been maintained in accordance with the requirements of the Lease, that such Equipment is in the condition in which it is required to be under the Lease as of the date for which such determination is made, that such Equipment has been installed and is in operation as contemplated by the Lease and that Lessee has and will have discharged all of its other obligations under the Lease. The Final Appraisal may also take into account appropriate capitalized costs with respect to the Equipment.

               "FEDERAL FUNDS RATE" means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such date opposite the caption "Federal Funds (Effective)". If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such date under the caption "Federal Funds Effective Rate". If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by Bank of America NT&SA (or other designee of Trustee). Any change in the Alternate Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

               "FINAL APPRAISAL" is defined in Section 5.17 of the Participation Agreement.

               "GAAP" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or
(c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "CONSISTENTLY APPLIED," as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

               "GAMING BOARD" means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board and (c) any other Governmental Agency that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Lessee and its Subsidiaries within its jurisdiction.

               "GAMING LAWS" means all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Lessee and its Subsidiaries within its jurisdiction.

               "GOVERNMENTAL ACTION" means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Agency, or required by any Law, and shall include all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of the Project.

               "GOVERNMENTAL AGENCY" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body (INCLUDING any Gaming Board) or (c) any court or administrative tribunal of competent jurisdiction.

               "GUARANTY OBLIGATION" means, as to any Person (without duplication), any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, INCLUDING any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet or income or cash flow statement item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; PROVIDED, HOWEVER, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected or disclosed in the consolidated financial statements (or notes thereto) of Lessee and its Subsidiaries.

               "HAZARDOUS MATERIALS" means substances defined as "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., or as "hazardous", "toxic" or "pollutant" substances or as "solid waste" pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., or as "friable asbestos" pursuant to the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq. or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.

               "HAZARDOUS MATERIALS LAWS" means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to the Real Property.

               "HOLDER" means a holder of a Certificate.

               "INDEBTEDNESS" means, as to any Person (without duplication),
(a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms), INCLUDING any Guaranty Obligation for any such indebtedness, (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers' acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and (f) any net obligations of such Person under Swap Agreements; PROVIDED that in no event shall the obligations of a Person under an operating lease (as such term is defined under GAAP) be deemed Indebtedness of that Person. Lessee, Trustee and Holders acknowledge that the Sublease is an operating lease and not Indebtedness.

               "INDEMNITEE" means the Trustee, in its individual and in its trust capacity, each Holder, any additional separate or co-trustee appointed in accordance with the terms of the Trust Agreement and the respective successors, assigns, directors, shareholders, partners, officers, employees and agents of each of the foregoing.

               "INITIAL SCHEDULED PRINCIPAL PAYMENT DATE" means the End Date nearest the earlier of (a) the date that is six (6) months after the Completion Date or (b) March 31, 1998.

               "INSURANCE REQUIREMENTS" means all terms and conditions of any insurance policy required under the Lease to be maintained by the Lessee and all requirements of the issuer of any such policy.

               "INTERCREDITOR AGREEMENT" means an Intercreditor Agreement, dated as of the Closing Date, between the Trustee (on behalf of the Holders) and Bank of America National Trust and Savings Association, as managing agent, under the Secured Credit Agreement (on behalf of the Lender Group) in the form of Exhibit H to the Secured Credit Agreement.

               "INTEREST DIFFERENTIAL" means, with respect to any prepayment of a Eurodollar Rate Certificate Advance on a day other than the last day of the applicable Eurodollar Period (a) the Eurodollar Rate payable with respect to the Eurodollar Rate Certificate Advance MINUS (b) the Eurodollar Rate on, or as near as practicable to, the date of the prepayment for a Eurodollar Rate Certificate Advance with a Eurodollar Period commencing on such date and ending on the last day of the Eurodollar Period of the Eurodollar Rate Certificate Advance so prepaid.

               "INTERIM PERIOD" means the period commencing on the Lease Commencement Date and ending on (and including) the End Date nearest to the earlier of (a) the Completion Date, (b) the date the aggregate Commitments are reduced to zero, (c) Completion, (d) the date that is thirty (30) days after Failure of Completion and (e) September 30, 1997.

               "INTERIM SUBLEASE PERIOD" means the period commencing on the Sublease Commencement Date and ending on (and including) the End Date nearest to the earlier of (a) the Completion Date, (b) the date the aggregate Commitments are reduced to zero, (c) Completion, (d) the date that is thirty
(30) days after Failure of Completion and (e) September 30, 1997.

               "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

               "INVESTOR'S LETTER" means the Investor's Letter, dated as of the Closing Date, in substantially the form of Exhibit I to the Participation Agreement.

               "LAWS" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

               "LEASE" means the Lease Intended for Security, dated as of the Closing Date, between the Lessor and the Lessee, substantially in the form of Exhibit A to the Participation Agreement.

               "LEASE BALANCE" means, as of any date of determination, the sum of the aggregate unrepaid Advances made by the Holders represented by the Certificates.

               "LEASE COMMENCEMENT DATE" means the date all or any portion of the Equipment is initially funded under the Lease by the Lessee.

               "LEASE EVENT OF DEFAULT" is defined in Article X of the Lease.

               "LEASE TERM" is defined in Section 2.3 of the Lease.

               "LEASE TERMINATION DATE" means the last day of the Lease Term, or any other date on which the Lease is terminated, including pursuant to
Section 5.4 or Article X of the Lease.

               "LENDER GROUP" means each of the lenders that is party to the Secured Credit Agreement.

               "LENDING OFFICE" means, as to each Holder, the office or offices of such Holder specified as its "Lending Office" on Schedule II of the Participation Agreement, or such other office as such Holder may from time to time designate by written notice to the Lessee and the Trustee.

               "LESSEE" means Station Casinos, Inc., a Nevada corporation, as lessee under the Lease.

               "LESSEE BANK CREDIT AGREEMENT" means that certain Amended and Restated Reducing Revolving Loan Agreement dated as of March 19, 1996 among certain Subsidiaries of Lessee, Bank of America National Trust and Savings Association, as managing agent and the banks party thereto, as the same may from time to time be amended.

               "LESSEE COLLATERAL" is defined in Section 14.1 of the Lease.

               "LESSOR" means the Trustee as lessor or mortgagor under the Lease.

               "LESSOR LIEN" means any Lien on or against any or all of the Equipment, the Lease, the Trust Estate or any payment of Rent which results from (a) any act of, or any Claim against, Trustee, in its individual capacity, or any Holder, in its individual capacity, in any case unrelated to the transactions contemplated by the Operative Documents or (b) any Tax owed by any such Person, except for any Tax required to be paid by Lessee under the Operative Documents, including any Tax for which Lessee is obligated to indemnify such Person.

               "LESSOR'S COST" means the aggregate Equipment Cost paid with proceeds of the Advances.

               "LICENSE REVOCATION" means (a) the revocation, involuntary failure to renew or suspension of any casino, gambling or gaming license issued by any Gaming Board covering any casino or gaming facility of Lessee,
(b) the appointment by any Gaming Board of a receiver, supervisor or similar official with respect to any such gaming facility or (c) the involuntary closure of any such casino or gaming facility pursuant to an order of any Gaming Board.

               "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any property, INCLUDING any currently effective agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or currently effective agreement to give any financing statement (OTHER THAN a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any property.

               "MATERIAL ADVERSE EFFECT" means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Operative Document (other than as a result of any action or inaction of the Trustee or any Holder), (b) is or could reasonably be expected to be material and adverse to the business or condition (financial or otherwise) of Lessee and its Subsidiaries, taken as a whole or (c) materially impairs or could reasonably be expected to materially impair the ability of Lessee to perform the Obligations.

               "MATERIAL SUBSIDIARY" means each Subsidiary of Lessee that owns or operates a casino-hotel (including a riverboat casino).

               "MATURITY DATE" means October 31, 2000.

               "MULTIEMPLOYER PLAN" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Lessee or any of its ERISA Affiliates contribute or are obligated to contribute.

               "NON-CASUALTY LOSS" is defined in Section 9.2 of the Lease.

               "NON-CASUALTY RECOVERIES" means the proceeds of any recovery in respect of any Non-Casualty Loss from insurance, a Governmental Agency or otherwise.

               "OBLIGATIONS" means all obligations (monetary or otherwise) of the Lessee and Sublessee under the Operative Documents.

               "OPERATIVE DOCUMENTS" means the following:

               (a)    the Participation Agreement;

               (b)    the Certificates;
               (c)    the Lease;
               (d)    the Certificates of Acceptance;
               (e)    the Trust Agreement;
               (f)    the Sublease;
               (g)    the Sublease Assignment;
               (h)    the Consent to Sublease Assignment; and
               (i)    the Purchase Order Assignment.

               "OTHER TAXES" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, any Operative Document.

               "OUTSIDE DELIVERY DATE" means the earlier of (a) the date that is ninety (90) days after the Completion Date or (b) December 31, 1997.

               "PARTICIPATING ENTITY" is defined in Section 6.3.1 of the Participation Agreement.

                "PARTICIPATION AGREEMENT" means the Participation Agreement, dated as of the Closing Date, among the Lessee, Trustee and the Holders.

               "PARTY" means any Person other than the Trustee and the Holders, which now or hereafter is a party to any of the Operative Documents.

               "PAYMENT DATE" means (a) the Maturity Date; (b) the date of any payment (whether or not scheduled) of principal outstanding on a Certificate Advance; (c) with respect to the payment of interest on Alternate Base Rate Certificate Advances which are converted into a Eurodollar Rate Certificate Advance pursuant to the first sentence of Section 2.3.2 of the Participation Agreement, the Eurodollar Period Commencement Date for such Eurodollar Rate Certificate Advance; (d) with respect to the payment of interest on any other Alternate Base Rate Certificate Advance, the next Quarterly Payment Date; (e) with respect to the payment of interest on Eurodollar Rate Certificate Advances, the End Date of each applicable Eurodollar Period; and (f) each Scheduled Principal Payment Date.

               "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

               "PENSION PLAN" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), OTHER THAN a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Lessee or any of its ERISA Affiliates or to which Lessee or any of its ERISA Affiliates contributes or has any obligation to contribute.

               "PERIODIC RENT" means an amount payable on each Payment Date by the Lessee during the Lease Term measured by (a) during the Interim Period, an amount equal to (i) interest on each Certificate Advance from the date when made equal to the Alternate Base Rate plus the Alternate Base Rate Margin through the next following Eurodollar Period Commencement Date, at which time such Alternate Base Rate Certificate Advance shall automatically convert to a Eurodollar Rate Certificate Advance and (ii) interest on each such Eurodollar Rate Certificate Advance at the Eurodollar Rate then in effect plus the Applicable Eurodollar Margin through the End Date of its Eurodollar Period, at which time such Eurodollar Rate Certificate Advance shall automatically convert to a new Eurodollar Rate Certificate Advance and
(b) during the Base Period, the aggregate of the Yield determined pursuant to CLAUSE (a) above plus the amortization amount, if any, payable pursuant to the Amortization Schedule by the Lessor to the Holders on such Payment Date on the Certificates.

               "PERIODIC SUBLEASE RENT" means an amount payable on each Payment Date by the Sublessee during the Sublease Term equal to the Periodic Rent payable on that date.

               "PERMITTED ALTERATION" is defined in Section 7.2(b) of the Lease.

               "PERMITTED ENCUMBRANCES" means: (a) the respective rights and interests of Lessee, the Holders and Trustee, as provided in any of the Operative Documents; (b) Lessor Liens; (c) inchoate Liens incident to construction on or maintenance of the Equipment; or Liens incident to construction on or maintenance of the Equipment now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, PROVIDED that, by reason of nonpayment of the obligations secured by such Liens, no such Equipment is subject to a material impending risk of loss or forfeiture; (d) Liens for taxes and assessments on the Equipment which are not yet past due; or Liens for taxes and assessments on the Equipment for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, PROVIDED that, by reason of nonpayment of the obligations secured by such Liens, no such Equipment is subject to a material impending risk of loss or forfeiture; (e) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Equipment; (f) present or future laws and ordinances restricting the occupancy, use, or enjoyment of the Equipment; (g) statutory Liens, other than those described in clauses (c) or (d) above securing payment of the purchase price of goods or services rendered, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, PROVIDED that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Equipment is subject to a material impending risk of loss or forfeiture; (h) the rights of any sublessee or assignee under a sublease or an assignment permitted by the terms of the Lease; (i) Liens created by or resulting from any litigation or legal proceeding in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, PROVIDED that such Lien is junior to the Lien of the Lease, adequate reserves have been set aside and no material Equipment is subject to a material impending risk of loss or forfeiture and such Lien does not constitute an Event of Default; and (j) so long as Lessee has not exercised the Sale Option, other non-consensual Liens incurred in the ordinary course of business but not in connection with the incurrence of any Indebtedness, which do not in the aggregate, when taken together with all other Liens, materially impair the fair market value or use of the Equipment for the purposes for which it is or may reasonably be expected to be held.

               "PERMITTED REFI DATE" means the date that is fifteen (15) months after the Closing Date.

               "PERSON" means any individual or entity, INCLUDING a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.

               "PRELIMINARY APPRAISAL REPORT" shall mean a report by the Appraiser satisfactory in form and substance to Holders identifying up to ten
(10) Categories of Equipment among the equipment types identified by Lessee to be included in the Equipment and setting forth the Fair Market Sales Value of the Equipment in each Category of Equipment (as a percentage of its initial cost) as of the last day of the Lease Term.

               "PROCEEDS" shall have the meaning specified in Section 5.1(b) of the Lease.

               "PROJECT" means the hotel/casino known as the "Sunset Station Hotel and Casino" to be constructed on the Land, consisting generally of an approximately 500 room hotel and an approximately 80,000 square foot casino.

               "PROJECT PROPERTY" means the real property located in Henderson, Nevada on which the Project is to be constructed, comprised of approximately (i) 51.4 acres of fee simple real property owned by Sublessee and (ii) 47.6 acres of an adjacent leasehold estate in real property leased by Sublessee under the Realty Lease, and all existing and future improvements thereto and all related appurtenances.

               "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

               "PROJECTIONS" means the financial projections contained in the Confidential Memorandum distributed by or on behalf of Lessee to the Holders on or about July 3, 1996.

               "PURCHASE OPTION" shall have the meaning specified in Section 5.1(a) of the Lease.

               "PURCHASE OPTION EXERCISE AMOUNT" shall mean, as of any date of determination, the sum of (a) the then outstanding Lease Balance, PLUS (b) all accrued but unpaid Periodic Rent, PLUS (c) all Supplemental Rent and other sums then due and payable under the Operative Documents by Lessee or any of its Affiliates.

               "PURCHASE OPTION SUBLEASE EXERCISE AMOUNT" shall mean, as of any date of determination, the greater of (a) the sum of (i) the then outstanding Sublease Balance, PLUS (ii) all accrued but unpaid Periodic Sublease Rent, PLUS (iii) all Supplemental Sublease Rent and other sums then due and payable under the Operative Documents by Sublessee or any of its Affiliates, or (b) the fair market value of the Equipment.

               "PURCHASE ORDER ASSIGNMENT" means a Purchase Order Assignment between Lessee and Trustee, substantially in the form of Exhibit J to the Participation Agreement.

               "QUARTERLY PAYMENT DATE" means each September 30, December 31, March 31 and June 30.

               "REAL PROPERTY" means, as of any date of determination, all real property then or theretofore owned, leased or occupied by Lessee or any of its Subsidiaries.

               "REALTY LEASE" means that certain Ground Lease dated as of June 17, 1994 between Navillus Investment Co. and certain associated Persons, as lessors, and Lessee as lessee, covering the portion of the Project Property described in clause (ii) of the definition of such term, as assigned to and assumed by Sublessee pursuant to that certain Assignment and Assumption dated as of August __, 1996.


               "REFERENCE RATE" means the rate of interest publicly announced from time to time by Bank of America, N.T. & S.A. in San Francisco, California as its "reference rate." It is a rate set by Bank of America, N.T. & S.A. based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Reference Rate announced by Bank of America, N.T. & S.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

               "REGULATION D" means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

               "REGULATIONS G, T, U AND X" means Regulations G, T, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

               "RELEASE" means any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Material.

               "RENT" means Periodic Rent and Supplemental Rent.

               "REPLACEMENT BANK CREDIT AGREEMENT" means a credit agreement governing a credit facility extended to Lessee that (a) replaces the credit facility extended under the Lessee Bank Credit Agreement (or a prior Replacement Bank Credit Agreement) in whole or in part, (b) is extended by a bank or a syndicate of lenders for which a bank is the agent and (c) if there is more than one credit facility that satisfies the requirements of clauses
(a) and (b), is the largest such credit facility.

               "REQUIRED ALTERATION" is defined in Section 7.2(a) of the Lease.

               "REQUIREMENTS OF LAW" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

               "REQUISITE HOLDERS" means, as of any date of determination,
(i) during the Commitment Period, Holders having aggregate Commitment Percentages equal to at least 66 2/3 % of all Commitment Percentages and (ii) thereafter, Holders having aggregate investments in the transactions contemplated by the Operative Documents (as measured by the outstanding principal amount of the Certificate Advances then outstanding) equal to at least 66 2/3 % of all such investments.

               "RESPONSIBLE OFFICIAL" means (a) when used with reference to a Person other than an individual, any officer or manager of such Person, general partner of such Person, officer of a corporate or limited liability company general partner of such Person, officer of a corporate or limited liability company general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. The Trustee and the Holders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Lessee or any of its Subsidiaries as having been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of Lessee or such Subsidiary; provided that such Responsible Official has been designated as a Responsible Official for purposes of the Operative Documents in a written notice signed by a Senior Officer and delivered to the Trustee, which notice has not been cancelled or superseded.

               "RIGHT OF OTHERS" means, as to any property in which a Person has an interest, any legal or equitable right, title or interest (other than a Lien) held by any other Person in that property, and any option or right held by any other Person to acquire any such right, title or interest in that property, INCLUDING any option or right to acquire a Lien; PROVIDED, however, that (a) any covenant restricting the use or disposition of property of such Person contained in any Contractual

Obligation of such Person and (b) any provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right, shall not be deemed to constitute a Right of Others.

               "SALE OPTION" shall have the meaning provided in Section 5.1(b) of the Lease.

               "SALE RECOURSE AMOUNT" shall mean the applicable percentage of the Lessor's Cost for the Equipment as is set forth in Schedule IV to the Participation Agreement.

               "SCHEDULED PRINCIPAL PAYMENT DATE" means (a) the Initial Scheduled Principal Payment Date, (b) the End Dates nearest the dates that are every three (3) months after the Initial Scheduled Principal Payment Date, and (c) the Maturity Date.

               "SECURITIES ACT" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

               "SECURED CREDIT AGREEMENT" means that certain
Construction/Term Loan Agreement of even date herewith among Sublessee, Bank of America National Trust and Savings Association, as managing agent and the Lender Group party thereto.

               "SENIOR OFFICER" means the (a) chief executive officer, (b) president, (c) executive vice president, (d) senior vice president, (e) chief financial officer or (f) treasurer of Lessee.

               "SPECIAL EURODOLLAR CIRCUMSTANCE" means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Holder or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority.

               "SPECIFIC ADVANCES" means the total Equipment Cost advanced by the Holders with respect to a specific Category of Equipment.

               "SUBLEASE" means the Sublease dated as of the Closing Date between the Lessee, as lessor, and the Sublessee, as lessee, substantially in the form of Exhibit B to the Participation Agreement.

               "SUBLEASE BALANCE" means, as of any date of determination, the sum of the aggregate unrepaid Advances made by the Holders represented by the Certificates.

               "SUBLEASE COMMENCEMENT DATE" means the date all or any portion of the Equipment is initially accepted under the Sublease by the Sublessee.

               "SUBLEASE EVENT OF DEFAULT" is defined in Article X of the Sublease.

               "SUBLEASE RENT" means Periodic Sublease Rent and Supplemental Sublease Rent.

               "SUBLEASE TERM" is defined in Section 2.3 of the Sublease.

               "SUBLEASE TERMINATION DATE" means the last day of the Sublease Term, or any other date on which the Sublease is terminated, including pursuant to Section 5.4 or Article X of the Sublease.

               "SUBLESSEE" means Sunset Station, Inc., a Nevada corporation.

               "SUBLESSOR" means Station Casinos, Inc., a Nevada corporation.

               "SUBLESSOR LIEN" means any Lien on or against any or all of the Equipment, the Sublease or any payment of Rent which results from (a) any act of, or any Claim against, Sublessor, in any case unrelated to the transactions contemplated by the Operative Documents or (b) any Tax owed by any such Person, except for any Tax required to be paid by Sublessee under the Operative Documents, including any Tax for which Sublessee is obligated to indemnify such Person.

               "SUBSIDIARY" means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in either case, characterized as such or as a "joint venture"), whether now existing or hereafter organized or acquired:
(a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

               "SUNSET STATION 1996 TRUST" means the trust created by the Trust Agreement.

               "SUPPLEMENTAL RENT" means any and all amounts, liabilities and obligations which Lessee agrees or is otherwise obligated or designated to pay (other than Periodic Rent) under the Lease or any other Operative Document (whether or not designated as Supplemental Rent) to Trustee, the Holders or any other Person, including Additional Costs and damages for breach of any representations, warranties or agreements.

               "SUPPLEMENTAL SUBLEASE RENT" means any and all amounts, liabilities and obligations which Sublessee agrees or is otherwise obligated or designated to pay (other than Periodic Sublease Rent) under the Sublease or any other Operative Document (whether or not designated as Supplemental Sublease Rent) to Sublessor, Trustee, the Holders or any other Person, including Additional Costs and damages for breach of any representations, warranties or agreements.

               "SWAP AGREEMENT" means a written agreement between Lessee and one or more financial institutions providing for "swap", "cap", "collar" or other interest rate protection with respect to any Indebtedness.

               "TAXES" and "TAX" are defined in Section 8.1 of the Participation Agreement.

               "TRANSACTION COSTS" means legal and other fees, costs and expenses incurred by the Arranger, Trustee and the Holders in connection with the consummation and closing of the transactions contemplated by the Operative Documents, and the preparation, negotiation, execution and delivery of the Operative Documents, including (i) fees of Trustee and Trustee's legal counsel; (ii) reasonable fees and expenses of Sheppard, Mullin, Richter & Hampton, special counsel to the Holders; (iii) all appraisal, filing and recording fees, and other search costs required by the Operative Documents;
(iv) an upfront fee payable on the Closing Date to each Holder; and (v) without duplication of any of the foregoing, fees owing to the Arranger pursuant to the Arranger Fee Letter.

               "TRUST" is defined in Section 2.1 of the Trust Agreement.

               "TRUST AGREEMENT" means the Trust Agreement dated as of the Closing Date, between the Lessee and the Trustee, substantially in the form of Exhibit C to the Participation Agreement.

               "TRUST CLAIMS" is defined in Section 3.1 of the Trust Agreement.

               "TRUST COMPANY" is defined in Section 4.3 of the Participation Agreement.

               "TRUSTEE" means First Security Trust Company of Nevada, a Nevada trust company, not in its individual capacity, but solely as Trustee under the Trust Agreement, and any successor or replacement Trustee expressly permitted under the Operative Documents.

               "TRUST ESTATE" is defined in Section 2.4 of the Trust Agreement.

               "TRUSTEE INDEMNIFIED PERSON" is defined in Section 3.1 of the Trust Agreement.

               "UCC FINANCING STATEMENTS" means collectively the Holder financing statements and the Lessor financing statements.

               "UNIFORM COMMERCIAL CODE" and "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

               "UNITED STATES OF AMERICA" or "U.S." means the United States of America, its fifty States and the District of Columbia.

               "YIELD" means an amount equal to the Applicable Yield Rate on the aggregate outstanding investment amounts represented by the Certificates.